                                                                  EXHIBIT (a)(1)

                             IONA TECHNOLOGIES PLC

                               OFFER TO EXCHANGE

OFFER TO EMPLOYEES TO EXCHANGE CERTAIN OUTSTANDING OPTIONS TO PURCHASE ORDINARY
  SHARES, PAR VALUE E 0.0025 PER SHARE, OF IONA TECHNOLOGIES PLC AND HAVING AN
    EXERCISE PRICE PER SHARE MORE THAN $3.00 FOR NEW OPTIONS UNDER THE IONA
             TECHNOLOGIES PLC 1997 SHARE OPTION SCHEME, AS AMENDED

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, U.S. EASTERN TIME, ON
    NOVEMBER 13, 2002, UNLESS THE OFFER IS EXTENDED BY IONA TECHNOLOGIES PLC

   THE OFFER IS MADE ONLY TO EMPLOYEES OF IONA TECHNOLOGIES PLC OR ANY OF ITS
      SUBSIDIARIES WHO HOLD OUTSTANDING OPTIONS TO PURCHASE SHARES OF IONA TECHNOLOGIES PLC HAVING AN EXERCISE PRICE PER SHARE MORE THAN $3.00 UNDER THE
    IONA TECHNOLOGIES PLC 1997 SHARE OPTION SCHEME, AS AMENDED, THE GENESIS DEVELOPMENT CORPORATION 1997 STOCK OPTION PLAN, THE OBJECT-ORIENTED CONCEPTS, INC. STOCK OPTION PLAN AND/OR THE NETFISH TECHNOLOGIES, INC. 1999 STOCK OPTION
     PLAN. THE OFFER IS PERSONAL TO EACH SUCH EMPLOYEE AND THE OFFER AND AN EMPLOYEE'S RIGHTS PURSUANT TO THE OFFER MAY NOT BE ASSIGNED, TRANSFERRED OR
OTHERWISE DISPOSED OF BY THE EMPLOYEE. THE OFFER DOES NOT CONSTITUTE AN OFFER TO
 THE PUBLIC TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY OR SUBSCRIBE FOR,
                    ORDINARY SHARES OF IONA TECHNOLOGIES PLC

     IONA Technologies PLC, which we refer to in this Offer to Exchange as "IONA," "we," "our," or "us," is offering all our option holders who meet the employment requirements of the offer, the opportunity to exchange all of their outstanding, unexercised stock options to purchase ordinary shares of IONA, that have an exercise price per share more than $3.00, granted under any of the following stock option plans (all such plans are sometimes hereinafter referred to collectively as the "Participating Plans"): the IONA Technologies PLC 1997 Share Option Scheme, as amended (the "1997 Scheme"), the Genesis Development Corporation 1997 Stock Option Plan (the "Genesis Plan"), the Object-Oriented Concepts, Inc. Stock Option Plan (the "OOC Plan"), and the Netfish Technologies, Inc. 1999 Stock Option Plan (the "Netfish Plan") for new options that we will grant under the 1997 Scheme. Our non-employee directors, chief executive officer and chief operating officer are not eligible to participate in the offer.

     We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended from time to time, constitute the "offer"). Unless otherwise indicated herein, all references to "Dollars" or "$" are to the currency of the United States and all references to "Euros" or "E" are to the currency of the European Union. This offer is not conditioned upon a minimum number of options being tendered. This offer is subject to conditions we describe in section 6 of this Offer to Exchange.

     Participation in the offer is completely voluntary. If you are not an executive officer and you tender any options for exchange, you will be deemed to have automatically tendered for cancellation and exchange all options (regardless of their exercise prices) that we granted to you during the six months immediately prior to the commencement date of this offer. In other words, since this offer commenced on October 16, 2002, you will also be deemed to have automatically tendered for cancellation and exchange all options held by you with grant dates on or after April 16, 2002. If you are an eligible executive officer and you tender any options, all options (regardless of their exercise prices) held by you with grant dates on or after April 16, 2002 will be deemed to be automatically tendered for cancellation and forfeited without exchange. In addition, if you decide to tender any options subject to a specific individual grant, you must tender all of the outstanding options subject to that grant. All partial tenders of individual options grants will be rejected.

     Options that are tendered and accepted by us for cancellation and exchange will be cancelled as promptly as possible after 12:00 midnight, U.S. Eastern Time, on the date the offer expires. The offer is currently scheduled to expire on November 13, 2002. We expect to cancel any options tendered and accepted for exchange on November 14, 2002, or as soon as possible thereafter. In exchange for your cancelled options, if you are employed by IONA or one of our subsidiaries through the date that the new options are granted, then you will receive new options exercisable for a number of ordinary shares determined in accordance with the exchange ratio set forth in the table below (the "Exchange Ratio"), as adjusted for any stock splits, reverse stock splits, stock dividends and similar events, and rounded down to the nearest whole share:

                                           EXCHANGE RATIO OF
  EXERCISE PRICE OF OPTIONS TENDERED  OLD OPTIONS FOR NEW OPTIONS
  ----------------------------------  ---------------------------
            $19.99 or less                  1 old for 1 new
      Between $20.00 and $29.99             2 old for 1 new
      Between $30.00 and $39.99             3 old for 1 new
            $40.00 or more                  5 old for 1 new

     If you are not an employee of IONA or one of our subsidiaries from the date you tender your options through the date we grant the new options, you will not receive any new options.

     The new options will be granted on a business day that is at least six months and one day after the cancellation of your eligible options, which we currently expect to be May 15, 2003, unless the offer is extended. All new options will be granted under the 1997 Scheme, even if the options you tendered were originally granted under the Genesis Plan, the OOC Plan or the Netfish Plan. We will enter into a new option agreement with you covering your new options. The terms and conditions of your new options will vary from the terms and conditions of the options you currently hold.

     The exercise price per share of the new options will be equal to 100% of the fair market value of our ordinary shares on the date we grant the new options. The fair market value of our ordinary shares is generally determined by reference to the last reported sale price of our American Depositary Receipts ("ADRs") on the Nasdaq National Market on the last trading day immediately prior to the date of grant.

     If you are an employee who is not an executive officer, your new options will vest as follows: 25% of the new options on the date of grant and 6.25% of the new options at the end of each 91-day period thereafter (provided that you remain an employee through each applicable vesting date). New options granted to eligible executive officers will have the same vesting commencement date and vesting schedule as their tendered options.

     Tax Consequences. We are not in a position to provide tax advice to you. Accordingly, we strongly recommend that you consult with your own tax advisor concerning the tax consequences of accepting or rejecting this offer. If you are based outside the United States, the treatment of the exchange under the laws of the country in which you live, work or are otherwise subject to taxation may be different from the treatment of the exchange for U.S. federal income tax purposes and the exchange may result in taxable income to you. Special considerations may therefore apply to employees located outside of the United States and you should consult your own tax advisor.

     U.S. Citizens and Residents. We believe that, assuming that we are not and have never been a "passive foreign investment company," you will not be required under current law to recognize income or be subject to withholding taxes for U.S. federal income tax purposes either at the time of cancellation of your existing options, or at the time of grant of the new options. For information on certain of the U.S. federal income tax consequences of the offer, see section
13. For information on the application of Irish Stamp Duty, see section 14.

     Irish Residents. In general, if you are an Irish resident employee, we believe that, under current law, you will not be subject to Irish income tax or to payroll taxes on the exchange either at the time of cancellation of your existing options, or at the time of grant of the new options. For information on certain of the tax consequences for Irish resident employees, see section 14.

     Employees who are non-U.S. and non-Irish Tax Residents. The exchange of your old options, the grant of your new options, the vesting of your new options or the exercise of your new options may result in taxable income to you under the laws of the country in which you live, work or are otherwise subject to taxation. To the extent that withholding taxes apply to you, you will be required to remit withholding taxes due at the time of grant of the new options or, if withholding taxes are due upon vesting or exercise, to sign a standing order authorizing a broker designated by us to sell the number of vested shares necessary to satisfy any applicable withholding tax obligation. We strongly recommend you consult with your own tax advisor concerning the tax consequences of accepting or rejecting this offer.

     As of October 11, 2002, options to purchase 6,546,051 ordinary shares were outstanding under the Participating Plans, of which 5,167,666 options are eligible for exchange in this offer. Our ADRs are quoted on the Nasdaq National Market under the symbol "IONA." On October 15, 2002, the last reported sale price of our ADRs on the Nasdaq National Market was $2.24 per share. We recommend that you obtain current market quotations for our ADRs before deciding whether to tender your options.

     NEITHER WE NOR OUR BOARD OF DIRECTORS NOR ANY COMMITTEE THEREOF MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

     All options accepted for exchange by us pursuant to this offer will be cancelled. Once your options have been cancelled, you will no longer have any rights under those options.

     You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange, the letter of transmittal or the notice to withdraw tender to IONA Technologies PLC, The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, Attn: Philip Pender and Michael Farry, telephone: 011-353-1-637-2000, facsimile: 011-353-1-637-2842.

                             ---------------------

                                   IMPORTANT

     If you wish to tender your options for exchange, you must complete and sign the attached letter of transmittal in accordance with its instructions and mail, fax or otherwise deliver it and any other required documents to IONA Technologies PLC, The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, Attn: Philip Pender and Michael Farry, (facsimile: 011-353-1-637-2842). Delivery by email will not be accepted. To participate in the offer, you must deliver a properly completed and duly executed letter of transmittal to us before the offer expires at 12:00 midnight, U.S. Eastern Time, on November 13, 2002.

     We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. We may, however, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, IN THE RELATED LETTER OF TRANSMITTAL OR IN THE RELATED

NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

     NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OR SERVICE OF IONA OR ANY OF ITS SUBSIDIARIES OR TO AFFECT THE RIGHT OF IONA OR ANY OF ITS SUBSIDIARIES TO TERMINATE THE EMPLOYMENT OR SERVICE OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION. THE RELATIONSHIP BETWEEN IONA AND EACH EMPLOYEE IS UNCHANGED BY THIS DOCUMENT AND THIS OFFER.

                             ---------------------

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
SUMMARY TERM SHEET...............................................    6
INTRODUCTION.....................................................   15
THE OFFER........................................................   16
 1.  NUMBER OF NEW OPTIONS; EXPIRATION DATE......................   16
 2.  PURPOSE OF THE OFFER........................................   17
 3.  PROCEDURES FOR TENDERING OPTIONS............................   18
 4.  WITHDRAWAL RIGHTS...........................................   19
 5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW
     OPTIONS.....................................................   19
 6.  CONDITIONS OF THE OFFER.....................................   21
 7.  PRICE RANGE OF ADRs, EVIDENCING ADSs, WHICH REPRESENT
     ORDINARY SHARES UNDERLYING THE OPTIONS......................   23
 8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS....   23
 9.  INFORMATION CONCERNING IONA TECHNOLOGIES PLC................   32
10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
     ARRANGEMENTS................................................   34
11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
     CONSEQUENCES OF THE OFFER...................................   36
12.  LEGAL MATTERS; REGULATORY APPROVALS.........................   36
13.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES................   36
14.  CERTAIN IRISH TAX CONSEQUENCES..............................   40
15.  EXTENSION OF OFFER; TERMINATION; AMENDMENT..................   41
16.  FEES AND EXPENSES...........................................   42
17.  ADDITIONAL INFORMATION......................................   42
18.  MISCELLANEOUS...............................................   43
SCHEDULE A.......................................................  A-1

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this Offer to Exchange and the accompanying letter of transmittal and notice to withdraw tender because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange, the letter of transmittal and the notice to withdraw tender. We have included references to the relevant sections in this Offer to Exchange where you will find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering employees the opportunity to exchange all outstanding, unexercised stock options granted under the Participating Plans that have an exercise price more than $3.00 for new options to be granted under the 1997 Scheme. To participate in the exchange, outstanding options must be properly tendered by you and accepted by us for exchange.

WHY ARE WE MAKING THIS OFFER?

     We are making this offer for compensatory purposes and because we believe that stock options motivate high levels of performance and provide an effective incentive and means of recognizing employee contributions to our success. As a result of the extreme volatility in our industry and stock market volatility in 2001 and 2002, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our ADRs, which are quoted on the Nasdaq National Market under the symbol, "IONA." By making this offer to employees, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, which we believe creates better performance and retention incentives for employees and thereby maximizes shareholder value.

HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

     If you meet the eligibility requirements and your tendered options are accepted pursuant to the terms and conditions of the offer, we will grant you new options determined in accordance with the following Exchange Ratio, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events, and rounded down to the nearest whole share:

                                           EXCHANGE RATIO OF
  EXERCISE PRICE OF OPTIONS TENDERED  OLD OPTIONS FOR NEW OPTIONS
  ----------------------------------  ---------------------------
            $19.99 or less                  1 old for 1 new
      Between $20.00 and $29.99             2 old for 1 new
      Between $30.00 and $39.99             3 old for 1 new
            $40.00 or more                  5 old for 1 new

IF I CHOOSE TO TENDER OPTIONS FOR EXCHANGE, DO I HAVE TO TENDER ALL OF MY
OPTIONS?

     You are not required to tender any or all of your eligible options. If you tender any options subject to an individual option grant, however, you will be deemed to have automatically tendered for cancellation all options granted during the six months immediately prior to the date this offer commences. Therefore, since this offer commences on October 16, 2002, you will also be deemed to have automatically tendered for cancellation and exchange all options (regardless of their exercise prices) held by you with grant dates on or after April 16, 2002. Cancelled options with grant dates on or after April 16, 2002 will be exchanged for new options in accordance with the Exchange Ratio unless you are an executive officer, in which case they will be cancelled and forfeited without exchange. (See section 1)

     In addition, you must tender all outstanding options under an individual option grant. All partial tenders of individual option grants will be rejected. For example, if you hold an option to purchase 1,000 ordinary shares at an exercise price of $50.00 per share, you must tender such option grant in its entirety;

you may not tender only part of the option grant and retain the remainder of the option grant. On the other hand, if you have an option to purchase 1,000 ordinary shares at an exercise price of $50.00 per share and an option to purchase 2,000 ordinary shares at an exercise price of $35.00 per share, you may choose to tender either of the option grants, both of the option grants or neither of the option grants.

MAY I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

     This offer only applies to options and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to this offer. If you have exercised an eligible option in part, the remaining outstanding, unexercised portion of the option is subject to the offer and may be tendered for cancellation and exchange.

MAY I TENDER UNVESTED OPTIONS?

     Yes. You may tender your eligible options whether or not they are vested.

IF I CURRENTLY HOLD OPTIONS GRANTED UNDER THE GENESIS PLAN, THE OOC PLAN OR THE NETFISH PLAN, WHY WON'T MY NEW OPTIONS BE GRANTED UNDER ONE OF THOSE PLANS?

     We do not currently intend to grant any additional options under the Genesis Plan, the OOC Plan or the Netfish Plan. Therefore, all new options will be granted under the 1997 Scheme.

WHAT WILL THE TERMS OF MY NEW OPTIONS BE?

     The new options that you will receive will be granted under the 1997 Scheme, even if the options you tendered were originally granted under the Genesis Plan, the OOC Plan or the Netfish Plan. The new options will be subject to the terms and conditions of the 1997 Scheme and a new option agreement between you and us. You must execute the new option agreement to receive your new options. Your new option agreement will be substantially in the form of Exhibit (d)(5) or (d)(6), if it is an incentive stock option for U.S. federal income tax purposes, or in the form of Exhibit (d)(7) or (d)(8), if it is not an incentive stock option for U.S. federal income tax purposes, a non-statutory stock option, to the Schedule TO that we filed with the U.S. Securities and Exchange Commission on October 16, 2002.

     You should carefully review the description of the new options and the terms and conditions of the 1997 Scheme in section 8 before making a decision to tender your options. (See introduction and section 8). The terms and conditions of the new options will vary from the terms and conditions of the options that you tender for cancellation and exchange. If you are an employee other than an executive officer, your new options will differ from your old options with respect to the exercise price, the vesting schedule and certain other terms specified in the offer. If you are an executive officer, your new options will differ with respect to the exercise price and certain other terms specified in the offer, but will have the same vesting commencement date and vesting schedule as your cancelled options.

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

     The exercise price of the new options will be equal to 100% of the fair market value of our ordinary shares on the date of the grant of the new options, as determined by the last reported sale price of our ADRs on the Nasdaq National Market on the last trading day immediately prior to the date we grant the new options. Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until a business day that is at least six months and one day after the date we cancel tendered options accepted for exchange, your new options may have a higher exercise price than some or all of your current options. We recommend that you obtain current market quotations for our ADRs before deciding whether to tender your options. (See section 8)

     In the event that, at the time of the grant of the new options, there is no established market for our ordinary shares or our ADRs, our board of directors will determine in good faith the fair market value of our ordinary shares.

WHEN WILL I RECEIVE MY NEW OPTIONS?

     We expect to grant the new options on a business day that is at least six months and one day after the date that we cancel the options accepted for exchange, which we currently expect to be May 15, 2003, unless the offer is extended. If you are not an employee of IONA or of one of our subsidiaries from the date you tender your options through the date we grant the new options, you will not receive any new options. (See section 5)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel your options, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required for financial reporting purposes to record compensation expense each fiscal quarter until the new options were exercised, cancelled or expired. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our ordinary shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. (See section 11)

WHEN AND HOW WILL THE NEW OPTIONS VEST?

     Because of the administrative difficulty of replicating the existing option vesting schedule of all employees, the new options granted to employees other than executive officers will vest on a different basis than the currently outstanding options. In recognition of the fact that some eligible options are already vested, we are accelerating the vesting of the new options granted to these employees. New options to employees who are not executive officers will vest as follows: 25% on the date of grant and 6.25% at the end of each 91-day period thereafter, provided you remain an employee through each applicable vesting date. This vesting schedule is intended to resemble the overall average vesting schedule of all employee options eligible to be tendered for cancellation and exchange. The new options granted to eligible executive officers will have the same vesting as the options for which they were exchanged.

IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

     Yes. If your current options are incentive stock options for U.S. federal income tax purposes, your new options will be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant of the new options, including the $100,000 limit discussed below in section 13. Your new options will be treated as non-statutory stock options to the extent such new options exceed the $100,000 limit discussed below in section 13 or such new options otherwise fail to qualify as incentive stock options.

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     We are not in a position to advise you with respect to tax matters, and we strongly recommend that you consult with your own tax advisor to determine the tax consequences of this offer. If you are based outside the United States, the treatment of the exchange under the laws of the country in which you live, work or are otherwise subject to taxation may be different from the treatment of the exchange for U.S. federal income tax purposes and the exchange may result in taxable income to you. Special tax considerations may apply to employees located outside of the United States and you should consult your own tax advisor.

     U.S. Citizens and Residents. We believe that, assuming that we are not and have never been a "passive foreign investment company," you will not be required under current law to recognize taxable income or be subject to withholding taxes for U.S. federal income tax purposes either at the time of cancellation of your existing options, or at the time of grant of the new options. For information on certain of the U.S. federal income tax consequences of the offer, see section 13. For information on the application of Irish Stamp Duty, see section 14.

     Irish Residents. In general, if you are an Irish resident employee, we believe that under current law you will not be subject to Irish income tax or to payroll taxes on the exchange either at the time of cancellation of your existing options, or at the time of grant of the new options. For information on certain of the tax consequences for Irish resident employees, see section 14.

     Employees who are non-U.S. and non-Irish Tax Residents. The exchange of your old options, the grant of your new options, the vesting of your new options or the exercise of your new options may result in taxable income to you under the laws of the country in which you live, work or are otherwise subject to taxation. To the extent that withholding taxes apply to you, you will be required to remit withholding taxes due at the time of grant of the new options or, if withholding taxes are due upon vesting or exercise, to sign a standing order authorizing a broker designated by us to sell the number of vested shares necessary to satisfy any applicable withholding tax obligation. We strongly recommend you consult with your own tax advisor concerning the tax consequences of accepting or rejecting this offer.

UNDER WHICH PLAN WILL MY NEW OPTIONS BE GRANTED?

     All new options to be offered to option holders will be granted under the 1997 Scheme, even if the options you tendered were originally granted under the Genesis Plan, the OOC Plan or the Netfish Plan. The 1997 Scheme permits the grant of the new options and provides for the grant of ordinary shares upon the exercise of all options granted under the 1997 Scheme. (See section 11)

WILL I BE REQUIRED TO GIVE UP ALL OF MY RIGHTS TO THE CANCELLED OPTIONS?

     Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (See section 5)

IF I TENDER OPTIONS IN THE OFFER, WILL I RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     No. The grant date and the exercise price of any additional options that we may decide to grant to employees participating in the offer will in all likelihood be deferred until a date that is at least six months and one day after the date on which we cancel tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer. (See section 11)

WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

     Nothing. Options that you choose not to tender for exchange remain outstanding and retain their current exercise price and current vesting schedule.

     Employees who hold options should note that the U.S. Internal Revenue Service may characterize our offer as a "modification" of their incentive stock options, even if such employees decline the offer. In general, if a holder of an existing incentive stock option is granted any additional benefits following the date of grant of the option, the option is deemed to be "modified" for U.S. federal income tax purposes. When an incentive stock option is "modified," the option is treated as re-granted on the modification date. On the modification date, the option is tested to determine whether it meets the tax requirements applicable to incentive stock options generally. One of the requirements of incentive stock options is that the exercise price of the option cannot be less than the fair market value of the shares underlying the option on the date of grant. Another requirement, called the "$100,000 limitation" is described in more detail in section 13. If our offer to you results in a modification of your incentive stock options and your modified options fail to satisfy the incentive stock option requirements, your options will be treated as non-statutory stock options. Even if your options satisfy the incentive stock option requirements, however, certain adverse consequences could apply to your options. For example, one of the benefits of an incentive stock option is that, provided that certain holding periods are satisfied (and the optionee is not subject to the alternative minimum tax), gain recognized when the shares acquired upon exercise of an incentive stock option are sold is generally taxed at long-term capital gain tax rates. In order to qualify for long-term capital gain tax rates, the shares acquired upon exercise of an incentive stock option (i) cannot be sold within two years from the date of the option grant and one year from the date of option exercise, and (ii) must have a holding period that exceeds one year. Because a modified incentive stock option is treated as re-granted on the date of the modification, employees whose options are modified as a result of our offer, and whose options meet the incentive stock option requirements on the date of the modification, will start new holding periods under these rules.

     We are not in a position to provide tax advice, and we strongly recommend you consult with your own tax advisor concerning the tax consequences of the offer, including the tax consequences applicable to the exercise of the eligible options you do not exchange and to the subsequent sale of the ordinary shares purchased under those options. (For a general discussion of U.S. and Irish tax consequences, see sections 13 and 14)

WHY DO WE NOT SIMPLY REPRICE THE CURRENT OPTIONS?

     "Repricing" existing options would result in variable accounting for all such options, which could require us for financial reporting purposes to record compensation expense each fiscal quarter until such repriced options were exercised, cancelled or expired. The higher the market value of our ordinary shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards. (See section 11)

WHAT ARE THE CONDITIONS TO THE OFFER?

     This offer is not conditioned on a minimum number of options being tendered. There are, however, conditions to this offer related to events that could occur before expiration. Upon expiration of this offer (which will be at 12:00 midnight, U.S. Eastern Time on November 13, 2002, unless we extend it), we will decide either to accept all of the properly tendered options or to reject them all. (See section 6)

ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

     To receive a grant of new options, you must be an employee of IONA or of one of our subsidiaries from the date you tender options through the date we grant the new options. If we do not extend the offer, we currently expect that the new options will be granted on May 15, 2003. If you are not an employee of IONA or an employee of one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options in exchange for your tendered options that have been accepted for exchange. (See section 1)

WHAT IF THERE IS A STOCK SPLIT AFTER THE TIME WE ACCEPT YOUR TENDER AND PRIOR TO THE GRANT DATE OF NEW OPTIONS?

     If there is a change in our capitalization, such as a stock dividend, stock split, reverse stock split, combination or exchange of shares, recapitalization or any other similar event, which results in an increase or decrease in the number of issued and outstanding shares, at any time from the date on which we accept your tendered options until the date on which we grant you new options, an appropriate adjustment will be made to the exercise price of each new option and to the number of shares subject to each new option.

WHAT IF IONA ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

     If a change of control of IONA occurs prior to expiration of the offer, you may withdraw your tendered options and retain the rights afforded you under the existing agreements evidencing those options.

     If a change of control of IONA occurs after your options have been accepted and cancelled, but prior to the expected grant date of the new options, then we would require any successor to our company to inherit our obligation to grant the new options. A change of control transaction would not accelerate the grant date of the new options to be granted pursuant to the offer. The new options would still be granted on the expected grant date, but they would be options to purchase shares of capital stock of the successor company and would be adjusted to give effect to the change of control. For example, if the change of control was effected by means of a merger, the number of shares subject to the new options would be multiplied by the exchange ratio for our ordinary shares used in the merger. The exercise price of the new options would be equal to the fair market value of the stock of the successor company on the grant date of those options.

     You should be aware that a merger or other similar transaction could have a substantial effect on the price of our ordinary shares, including substantial appreciation or depreciation in the price of our ordinary shares. Depending on the structure of such a transaction, tendering option holders might be deprived of any potential price appreciation in our ordinary shares associated with the new options. For example, if our ordinary shares were acquired in a cash merger, the fair market value of our ordinary shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the ordinary shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. Alternatively, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

     You should also be aware that because the new options may represent options to purchase stock of the successor company, we cannot provide you with any information as to the tax consequences associated with the receipt and ownership of the new options.

WHAT HAPPENS IF MY EMPLOYMENT TERMINATES BEFORE I RECEIVE THE NEW OPTIONS?

     If you tender options in the offer, and for any reason you are not an employee of IONA or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, or we give you notice of termination of your employment prior to the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options, and the tendered options will be cancelled, whether or not vested prior to the tender. This means that if you resign, with or without good reason, or we give you notice of termination of your employment, with or without cause, or your employment terminates due to death or disability, prior to the date we grant the new options, you will not receive anything for the options that you tendered.

     This offer does not create any right to continuance of your employment with us and does not interfere in any way with our right to terminate your employment or to provide you with notice of termination of your employment at any time, with or without cause, in accordance with applicable law.

WHAT HAPPENS IF THE TENDERED OPTIONS ARE NOT ACCEPTED FOR EXCHANGE?

     Nothing. If we do not accept any options tendered for exchange, you will keep all of your current options and you will not receive any new options. No changes will be made to your current options and they will remain outstanding until they expire by their terms. In the event that the offer expires and we do not accept any options tendered for exchange, we will return all option agreements sent to us in connection with the offer and all options tendered for exchange promptly following the expiration of the offer.

     Employees who hold options should note that the U.S. Internal Revenue Service may characterize our offer as a "modification" of their incentive stock options, even if such employees decline the offer. In general, if a holder of an existing incentive stock option is granted any additional benefits following the date of grant of the option, the option is deemed to be "modified" for U.S. federal income tax purposes.

When an incentive stock option is "modified," the option is treated as re-granted on the modification date. On the modification date, the option is tested to determine whether it meets the tax requirements applicable to incentive stock options generally. One of the requirements of incentive stock options is that the exercise price of the option cannot be less than the fair market value of the shares underlying the option on the date of grant. Another requirement, called the "$100,000 limitation" is described in more detail in section 13. If our offer to you results in a modification of your incentive stock options and your modified options fail to satisfy the incentive stock option requirements, your options will be treated as non-statutory stock options. Even if your options satisfy the incentive stock option requirements, however, certain adverse consequences could apply to your options. For example, one of the benefits of an incentive stock option is that, provided that certain holding periods are satisfied (and the optionee is not subject to the alternative minimum tax), gain recognized when the shares acquired upon exercise of an incentive stock option are sold is generally taxed at long-term capital gain tax rates. In order to qualify for long-term capital gain tax rates, the shares acquired upon exercise of an incentive stock option (i) cannot be sold within two years from the date of the option grant and one year from the date of option exercise, and (ii) must have a holding period that exceeds one year. Because a modified incentive stock option is treated as re-granted on the date of the modification, employees whose options are modified as a result of our offer, and whose options meet the incentive stock option requirements on the date of the modification, will start new holding periods under these rules. We are not in a position to provide tax advice, and we strongly recommend you consult with your own tax advisor concerning the tax consequences of the offer, including the tax consequences applicable to the exercise of the eligible options you do not exchange and to the subsequent sale of the ordinary shares purchased under those options. (See sections 13 and 14)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED?

     The offer expires on November 13, 2002, at 12:00 midnight, U.S. Eastern Time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If the offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m., U.S. Eastern Time, on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the new options will also be extended. (See section 15)

HOW DO I TENDER MY ELIGIBLE OPTIONS?

     If you decide to tender options, you must deliver, before the offer expires at 12:00 midnight, U.S. Eastern Time, on November 13, 2002, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to IONA Technologies PLC, The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, Attn: Philip Pender and Michael Farry, facsimile: 011-353-1-637-2842. We will only accept a paper copy or a facsimile copy of your executed letter of transmittal. Delivery by email will not be accepted.

     If we extend the offer beyond November 13, 2002, you must deliver these documents before the extended expiration date of the offer.

     We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept all properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept and cancel all such properly tendered options promptly on November 14, 2002. (See section 3)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

     You may withdraw your tendered options at any time before the offer expires at 12:00 midnight, U.S. Eastern Time, on November 13, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 12:00 midnight, U.S. Eastern Time, on December 12, 2002, which is after the expiration of this offer and after the expiration of 40 business days from the commencement of this offer, you may withdraw your tendered options at any time thereafter. To withdraw tendered options, you must deliver a properly completed and duly executed notice to withdraw tender to IONA Technologies PLC, The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, Attn: Philip Pender and Michael Farry, facsimile: 011-353-1-637-2842, with the required information while you still have the right to withdraw the tendered options. Delivery by email will not be accepted.

AFTER I WITHDRAW TENDERED OPTIONS, MAY I CHANGE MY MIND AND TENDER MY OPTIONS?

     After withdrawal of tendered options, you may change your mind and tender your options at any time before the offer expires at 12:00 midnight, U.S. Eastern Time, on November 13, 2002. If we extend the offer beyond that time, you may tender options at any time until the extended expiration of the offer. Once you have withdrawn tendered options, you may re-tender those options only by again submitting a new letter of transmittal, in accordance with the delivery procedures for an initial tender of options, that is clearly dated after the related notice to withdraw tender. (See sections 3 and 4)

DO I HAVE TO RETURN A LETTER OF TRANSMITTAL IF I DO NOT WANT TO EXCHANGE MY OPTIONS?

     No. If you choose not to tender any options, you do not need to complete and deliver the letter of transmittal.

HOW WILL IONA'S ACCEPTANCE OF THE TENDERED OPTIONS BE COMMUNICATED?

     Promptly after November 13, 2002, the expected expiration date of the offer, we will notify you of the number of options (and the shares subject to the options) that we have accepted for exchange, the exercise price of the options that we have accepted for exchange, the date of acceptance, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options. If the offer is extended by us beyond November 13, 2002, we will notify you promptly after the extended expiration date of the offer. (See section 5)

WHAT DOES IONA AND ITS BOARD OF DIRECTORS THINK OF THE OFFER?

     Neither we nor our board of directors nor any committee thereof makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and financial and tax advisors. (See section 2)

IS THERE ANY INFORMATION REGARDING IONA THAT I SHOULD BE AWARE OF?

     Your decision whether to accept or reject this offer should take into account the factors described in this document as well as the various risks and uncertainties inherent in our business. These risks and uncertainties include, but are not limited to, the risks and uncertainties relating to the integration of recent and future acquisitions; the launch of IONA's End 2 Anywhere strategy for Web Services Integration; growth in market demand for Web services and integration; IONA's enterprise sales model; volume, timing and seasonal patterns of product sales; impact of competitive products and pricing; development and market acceptance of new and improved products; undetected errors in software; and general economic conditions. You should talk to your personal advisors regarding these and other risks. In addition, before making your decision you should carefully review the information about IONA set forth in section 9 of this document. This information includes an update on certain recent events affecting our business and explains where you can find additional information about us, including by referring to certain financial information contained in our Annual Report on Form 20-F for the year ended December 31, 2001 and other periodic reports filed with the U.S. Securities and Exchange Commission. (See section 9)

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact:

IONA Technologies PLC
Attention: Philip Pender
           Michael Farry
The IONA Building
Shelbourne Road
Ballsbridge
Dublin 4
Ireland
Telephone: 011-353-1-637-2000
Facsimile: 011-353-1-637-2842

                                  INTRODUCTION

     IONA is offering to exchange for new options all outstanding, unexercised options to purchase ordinary shares, that have an exercise price per share more than $3.00, granted under the Participating Plans that are held by option holders who are employees of IONA or of one of our subsidiaries on the date of the tender of the options through the date of the grant of the new options. Options that are properly tendered and accepted will be cancelled and exchanged for new options under our 1997 Scheme. We are making the offer upon the terms and subject to the conditions set forth in this Offer to Exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the "offer").

     The number of ordinary shares subject to new options to be granted to each eligible option holder will be equal to the number of ordinary shares subject to the options tendered by such option holder and accepted for exchange multiplied by the applicable option Exchange Ratio as discussed below (rounded down to the nearest whole share), as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. We will grant the new options on a business day that is at least six months and one day following the date on which we cancel the options accepted for exchange. All tendered options that are accepted by us through the offer will be cancelled as soon as practicable after the date on which the offer expires. The offer is currently expected to expire on November 13, 2002 and we expect to cancel options on November 14, 2002. According to this schedule, we currently expect to grant new options on May 15, 2003, unless the offer is extended.

     You may only tender options for all or none of the ordinary shares subject to an individual option grant. If you choose to tender an option, you must tender the option with respect to all of the ordinary shares, whether or not vested, that are subject to that option grant at the time of tender. All partial tenders of individual option grants will be rejected. You may not tender an option with respect to any exercised portion of that option. If you have more than one option grant, tendering one option does not require that you tender any or all of your other options. If you tender any options, you will be deemed to have automatically tendered for cancellation all options (regardless of their exercise prices) held by you with grant dates on or after April 16, 2002. Cancelled options with grant dates on or after April 16, 2002 will be exchanged for new options in accordance with the Exchange Ratio unless you are an executive officer, in which case they will be cancelled and forfeited without exchange.

     This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions that we describe in section 6 below.

     If you tender an option for exchange as described in the offer and we accept your tendered option, we will grant you a new option under the 1997 Scheme, even if your tendered options were originally granted under the Genesis Plan, the OOC Plan or the Netfish Plan, and we will enter into a new option agreement with you at that time. The terms and conditions of the new options will be different from the terms and conditions of the cancelled options. Four important differences will be as follows:

     - if the exercise price per share of your tendered option is $20.00 or more, your new option will be for a smaller number of shares, calculated in accordance with the Exchange Ratio as discussed below;

     - the exercise price of the new options will be the fair market value of our ordinary shares on the date of grant, which is generally equal to the last reported sale price of our ADRs on the Nasdaq National Market on the last trading day immediately prior to the date of grant;

     - because of the administrative difficulty of replicating the existing option vesting schedule of all employees, the new options granted to employees who are not executive officers will vest on a different basis than the currently outstanding options. These new options will vest over approximately three years as follows: 25% will vest on the grant date, which we currently expect to be May 15, 2003, and 6.25% will vest at the end of each 91-day period thereafter, provided you are an employee on each applicable vesting date; and

     - the new options will contain revised terms as to their termination and exercise of options upon an employee's death. Upon death, new options will fully accelerate and be exercisable for a period of one year thereafter. In addition, the new non-statutory stock options will contain revised terms as to their termination and exercise upon an employee's disability. In the event of disability, new non-statutory options which are vested but unexercised at the date of termination of employment may be exercised by the employee for a period of one year thereafter.

     As of October 11, 2002, options to purchase 6,546,051 ordinary shares were outstanding under the Participating Plans of which 5,167,666 options are eligible for exchange in this offer. The ordinary shares issuable upon exercise of options which are eligible to participate in the offer constitute approximately 15.8% of the total number of ordinary shares issued and outstanding as of September 30, 2002.

                                   THE OFFER

1.  NUMBER OF NEW OPTIONS; EXPIRATION DATE

     Upon the terms and subject to the conditions of the offer, we are offering employees (other than our chief executive officer and our chief operating officer) the opportunity to exchange all outstanding, unexercised options, that have an exercise price per share more than $3.00, granted under the Participating Plans, that are properly tendered and not validly withdrawn in accordance with section 4 of this Offer to Exchange before the "expiration date," as defined below, in each case for new options exercisable for ordinary shares granted under the 1997 Scheme. For purposes of the offer, the term "expiration date" means 12:00 midnight, U.S. Eastern Time, on November 13, 2002, unless we, in our discretion, extend the period of time that the offer will remain open, in which event the term "expiration date" refers to the time and date that the extended offer expires. See section 15 for a description of our rights to extend, delay, terminate and amend the offer.

     You may only tender options for all of the ordinary shares subject to a particular option grant that remains outstanding, or not tender any of the options subject to that grant. All partial tenders of individual option grants will be rejected. If you are not an executive officer and you tender any option grant for exchange, you will be deemed to have automatically tendered for cancellation and exchange all options held by you with grant dates during the six months immediately prior to the date this offer commences. Therefore, since this offer commences on October 16, 2002, you will also be deemed to have automatically tendered for cancellation and exchange all options (regardless of their exercise prices) held by you with grant dates on or after April 16, 2002. If you are an eligible executive officer and you tender any options, all options (regardless of their exercise prices) held by you with grant dates on or after April 16, 2002 will be deemed to be automatically tendered for cancellation and forfeited without exchange.

     If your eligible options are properly tendered and accepted for exchange, you will be entitled to receive new options determined in accordance with the following Exchange Ratio, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events, and rounded down to the nearest whole share:

                                           EXCHANGE RATIO OF
  EXERCISE PRICE OF OPTIONS TENDERED  OLD OPTIONS FOR NEW OPTIONS
  ----------------------------------  ---------------------------
            $19.99 or less                  1 old for 1 new
      Between $20.00 and $29.99             2 old for 1 new
      Between $30.00 and $39.99             3 old for 1 new
            $40.00 or more                  5 old for 1 new

     All new options will be granted under and subject to the terms of the 1997 Scheme, even if your tendered options were granted under the Genesis Plan, the OOC Plan or the Netfish Plan, and a new option agreement to be entered into between you and us.

     If you are not an employee of IONA or an employee of one of our subsidiaries through the date of grant of the new options, you will not receive any new options for your tendered options. This means that if you die or resign, or we terminate your employment for any reason prior to the date we grant the new options, you will not receive anything for the options that you tendered.

2.  PURPOSE OF THE OFFER

     We are making this offer for compensatory purposes and because we believe that stock options motivate high levels of performance and provide an effective incentive and means of recognizing employee contributions to our success. As a result of the extreme volatility in our industry and in the stock market many of our outstanding options have exercise prices that are significantly higher than the current market price of our ADRs, which are quoted on the Nasdaq National Market under the symbol "IONA." By making this offer to employees, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, which we believe creates better performance and retention incentives for employees and thereby maximizes shareholder value.

     Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options eligible for exchange. From time to time, we engage in strategic transactions with business partners, customers and other third parties. Some of these transactions could significantly affect the price of our ordinary shares, particularly if the transaction involves a change in our structure, ownership, organization or composition of our management or board of directors. In addition, market conditions related or unrelated to our business could result in an increase in our share price during the period between the cancellation of accepted options and the grant of new options. You will be at risk of any increase in our share price for any reason during the period from the date on which options tendered by you are accepted for exchange to the date on which the new options are granted.

     Our board of directors has a duty to consider alternatives for maximizing shareholder value and we cannot ignore the possibility that a transaction may be proposed that our shareholders or our board of directors believes is in the best interest of IONA and our shareholders. If we enter into a merger or other similar transaction, it could have a substantial effect on the price of our ordinary shares, including substantial appreciation or depreciation. A merger or change of control transaction will not accelerate the grant date of the new options to be granted pursuant to the offer.

     Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange, our public announcements or our filings with the U.S. Securities and Exchange Commission, we presently do not have definitive proposals that relate to or would result in:

          (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

          (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

          (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

          (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing vacancies on the board of directors or any change in an executive officer's material terms of employment;

          (e) any other material change in our corporate structure or business;

          (f) our ordinary shares or our ADRs not being authorized for quotation in an automated quotation system operated by a national securities association;

          (g) our ordinary shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act of 1934, as amended;

          (h) the suspension of our obligation to file reports pursuant to
     Section 15(d) of the U.S. Securities Exchange Act of 1934, as amended;

          (i) the acquisition by any person of a material amount of any of our securities or the disposition of any material amount of our securities; or

          (j) any material change in our articles of association or memorandum of association, or any actions that may materially impede the acquisition of control of us by any person.

     Neither we nor our board of directors nor any committee thereof makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. New options granted to you pursuant to the offer may have a higher exercise price than some or all of your current options. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own legal counsel, accountant, and financial and tax advisors.

     You must make your own decision whether to tender your options for exchange.

3.  PROCEDURES FOR TENDERING OPTIONS

     Proper Tender of Options. To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and mail, fax or otherwise deliver to us the letter of transmittal, along with any other required documents. We will only accept a properly executed paper copy or a facsimile copy of your letter of transmittal and any other required documents. We will not accept delivery by email. We must receive all of the required documents at IONA Technologies PLC, The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, Attn: Philip Pender and Michael Farry, facsimile: 011-353-1-637-2842, before the expiration date. Unless extended by us, the expiration date is 12:00 midnight, U.S. Eastern Time, on November 13, 2002. Except as described in the following sentence, the letter of transmittal should be executed by the option holder who tendered the options as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the letter of transmittal.

     The method of delivery of all documents, including the letters of transmittal, notices to withdraw tender and any other required documents, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery. Your options will not be considered tendered or withdrawn until we receive the necessary documentation. We will not accept delivery by email.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, timeliness (including time of receipt), and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. All partial tenders of individual option grants will be rejected. Subject to the satisfaction of the conditions to the offer, we will accept all the properly tendered options on the business day after the offer expires. If the conditions to the offer are not satisfied, we may reject all (but not less than all) properly tendered options. You should refer to Section 6 for a description of the conditions to the offer. We may waive any of the conditions of the offer and any waiver will be with respect to all eligible options and all eligible option holders. In addition, we may waive any defect or irregularity in any tender with respect to any particular options or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, and no one will be liable for failing to give notice of any defects or irregularities.

     Our Acceptance Constitutes an Agreement. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of options tendered by you pursuant to the offer will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that promptly after the expiration of the offer we will accept all properly tendered options that have not been validly withdrawn.

4.  WITHDRAWAL RIGHTS

     You may only withdraw your tendered options in accordance with the provisions of this section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you must reject the offer with respect to all your eligible options that are part of the same grant. No partial rejections of options that are part of the same grant will be accepted. Similarly, if you elect to reject the offer and you later want to change your election and accept the offer and exchange your options, you must accept the offer with respect to all your eligible options that are part of the same grant. All partial tenders of individual option grants will be rejected. We will only accept a paper copy of your change of election. Delivery by email will not be accepted.

     You may withdraw your tendered options at any time before the expiration date of the offer. Unless extended by us, the expiration date is 12:00 midnight, U.S. Eastern Time, on November 13, 2002. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange before 12:00 midnight, U.S. Eastern Time, on December 12, 2002, which is after the expiration of this offer and after the expiration of 40 business days from the commencement of this offer, you may withdraw your tendered options at any time thereafter.

     To validly withdraw tendered options, you must properly complete, duly execute and mail, fax or otherwise deliver to us the notice to withdraw tender, with the required information, while you still have the right to withdraw the tendered options. Delivery by email will not be accepted. We must receive all of the required documents at IONA Technologies PLC, The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, Attn: Philip Pender and Michael Farry, facsimile: 011-353-1-637-2842. Except as described in the following sentence, the notice to withdraw tender should be executed by the option holder who tendered the options to be withdrawn as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice to withdraw tender.

     You may not rescind any withdrawal and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in section 3 for an initial tender of options. The new letter of transmittal must be clearly dated after the related notice to withdraw tender.

     Neither we nor any other person is obligated to give you notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give you any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF NEW OPTIONS

     Upon the terms and subject to the conditions of this offer and promptly following the expiration date, we expect to accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. If we cancel all tendered options on November 14, 2002, we currently expect to grant new options on a business day that is at least six months and one day after the date of cancellation, which we currently expect to be May 15, 2003, unless the offer is extended. If the offer is extended, then the grant date of the new options will also be extended.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, U.S. Eastern Time.

     In exchange for eligible options tendered by you, you will receive new options exercisable for a number of our ordinary shares determined in accordance with the following Exchange Ratio, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events, and rounded down to the nearest whole share:

                                           EXCHANGE RATIO OF
  EXERCISE PRICE OF OPTIONS TENDERED  OLD OPTIONS FOR NEW OPTIONS
  ----------------------------------  ---------------------------
            $19.99 or less                  1 old for 1 new
      Between $20.00 and $29.99             2 old for 1 new
      Between $30.00 and $39.99             3 old for 1 new
            $40.00 or more                  5 old for 1 new

     We intend to continue to review the option grants of all employees from time to time as part of our normal compensation program. In addition, we expect to make grants of options to purchase over 500,000 of our ordinary shares, in addition to the new options contemplated by this offer, to retain and incent employees whom we believe will make significant contributions to our success. We will also assess whether employees have been disproportionately affected by the Exchange Ratio and the offer. As a result, we may decide to grant you additional options. Any decision to grant additional options will be in our discretion. The grant date and exercise price of any additional options that we may decide to grant to employees participating in the offer will be deferred until a date that is at least six months and one day from the date of cancellation of the tendered options accepted for exchange. We have determined that it is necessary for us to defer the grant date and pricing of any such additional options to avoid incurring additional compensation expense against our earnings because of accounting rules that would apply to these interim option grants as a result of the offer.

     If you are not an employee of IONA or one of our subsidiaries through the date of grant of the new options, you will not receive any new options for your tendered options.

     You are not required to accept the offer. If you choose to tender any options for exchange, you will be deemed to have automatically tendered for cancellation all options (regardless of their exercise prices) held by you with grant dates on or after April 16, 2002. Cancelled options with grant dates on or after April 16, 2002 will be exchanged for new options in accordance with the Exchange Ratio unless you are an executive officer, in which case they will be cancelled and forfeited without exchange.

     With respect to your option grants, you may choose to tender one option grant in its entirety and not tender another. If you wish to tender eligible options, however, you may not make a tender of anything less than all options subject to that particular option grant, to the extent outstanding and unexercised. All partial tenders of individual option grants will be rejected. For example, if you have received two eligible option grants, you may choose to tender none of the options subject to both eligible grants, all of the options subject to both eligible grants, or all of the options subject to one of the two eligible grants. If you choose to tender any options for exchange, you will be required to indicate in the letter of transmittal the particular option grants you are tendering.

     For purposes of the offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the offer, we currently expect that promptly after the expiration date of the offer we will accept all properly tendered options that are not validly withdrawn. Promptly after expiration of the offer, we will send each tendering option holder whose tender is accepted a letter (a form of which is attached as Exhibit (a)(6) to the Schedule TO that we filed with the U.S. Securities and Exchange Commission on October 16, 2002) indicating the number of options (and shares subject to the options) that we have accepted for exchange, the exercise price of the options that we have accepted for exchange, the date of acceptance, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

     If a change of control of IONA occurs after your tendered options have been accepted and cancelled, but prior to the expected grant date of the new options, then we would require any successor to our company to inherit our obligation to grant the new options. A change of control transaction would not accelerate the grant date of the new options to be granted pursuant to the offer. The new options would still be granted on the expected grant date, but they would be options to purchase shares of capital stock of the successor company and would be adjusted to give effect to the change of control. For example, if the change of control was effected by means of a merger, the number of shares subject to the new options would be multiplied by the exchange ratio for our ordinary shares used in the merger. The exercise price of the new options would be equal to the fair market value of the stock of the successor company on the grant date of those options.

     You should be aware that a merger or other similar transaction could have a substantial effect on the price of our ordinary shares, including substantial appreciation or depreciation. For example, if our ordinary shares were acquired in a cash merger, the fair market value of our ordinary shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the ordinary shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. Alternatively, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

     Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, their current vesting schedule and their current terms and conditions regarding the treatment of the options upon the termination of your employment.

6.  CONDITIONS OF THE OFFER

     Subject to the satisfaction of the conditions to the offer set forth below, we will accept all properly tendered options. If the conditions to the offer set forth below are not satisfied, we may reject all (but not less than all) properly tendered options. Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the U.S. Securities Exchange Act of 1934, as amended), if at any time on or after October 16, 2002 and prior to 12:00 midnight, U.S. Eastern Time, on November 13, 2002 (as such time and date may be extended as provided herein), any of the following events has occurred or has been determined by us to have occurred, and the occurrence of such event or events makes it inadvisable, in our reasonable judgment and regardless of the circumstances giving rise to the event, for us to proceed with the offer:

          (a) there shall have been threatened or instituted or be pending any action or proceeding by or before any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the grant of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially affect the business, condition, income, operations, plans or prospects of IONA or our subsidiaries;

          (b) there shall have been any action threatened, taken or pending, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by or before any court or any authority, agency or tribunal that, in our reasonable judgment, could directly or indirectly:

             (1) make the acceptance for exchange of, or grant of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

             (2) delay or restrict our ability, or render us unable, to accept for exchange, or grant new options for, some or all of the tendered options; or

             (3) materially and adversely affect the business, condition, income, operations, plans or prospects of IONA or our subsidiaries;

          (c) there shall have occurred:

             (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

             (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Ireland, whether or not mandatory;

             (3) a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or Ireland;

             (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States or Ireland;

             (5) any significant decrease in the market price of our ordinary shares or our ADRs or any change in the general political, market, economic or financial conditions in the United States, Ireland or elsewhere that could, in our reasonable judgment, have a material adverse effect on the business, condition, operations or prospects of IONA or our subsidiaries or on the trading of our ordinary shares or our ADRs;

             (6) any change in the general political, market, economic or financial conditions in the United States, Ireland or elsewhere that could have a material effect on the business, condition, operations or prospects of IONA or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

             (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

             (8) any decline in either the Dow Jones Industrial Average, the Nasdaq National Market or the Standard 500 Index by an amount in excess of 10% measured during any time period after the close of business on October 16, 2002.

          (d) there shall have occurred any change, development, clarification or position taken in generally accepted accounting principles that could require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

          (e) a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for our company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed or we shall have learned that:

             (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding ordinary shares, or any new group shall have been formed that beneficially owns more than 5% of our outstanding ordinary shares, other than any such person, entity or group that has filed a
        Schedule 13D or Schedule 13G with the U.S. Securities and Exchange Commission before October 16, 2002; or

             (2) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the U.S. Securities and Exchange Commission before October 16, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding ordinary shares.

          (f) any change or changes shall have occurred in the business, condition, assets, income, operations, plans or prospects or share ownership of IONA or our subsidiaries that, in our reasonable judgment, is or would be materially adverse to IONA or our subsidiaries.

     The conditions to the offer are for our benefit. We may assert them prior to the expiration date of the offer in our discretion regardless of the circumstances giving rise to them. In our discretion, we may waive them, in whole or in part, at any time and from time to time before the expiration date of the offer whether or not we waive any other condition to the offer. In the event that we waive a condition to the offer for any particular eligible option holder, we will waive that condition for all eligible option holders. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section 6 will be final and binding upon all persons. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our discretion.

7. PRICE RANGE OF ADRS, EVIDENCING ADSS, WHICH REPRESENT ORDINARY SHARES UNDERLYING THE OPTIONS

     Our ADRs, evidencing American Depositary Shares ("ADSs"), which represent our ordinary shares deposited with JPMorgan Chase Bank (as successor to Morgan Guaranty Trust Company of New York) (the "Depositary") under the Deposit Agreement, dated as of February 24, 1997, among IONA, the Depositary and the holders from time to time of ADRS, are quoted on the Nasdaq National Market under the symbol "IONA." The following table shows, for the periods indicated, the high and low sales prices per share of our ADRs as reported by the Nasdaq National Market.

YEAR ENDED DECEMBER 31, 2000                                   HIGH     LOW
----------------------------                                  ------   ------
  Fourth Quarter............................................  $77.25   $48.00

YEAR ENDED DECEMBER 31, 2001
----------------------------
  First Quarter.............................................  $66.44   $25.25
  Second Quarter............................................  $47.04   $22.13
  Third Quarter.............................................  $39.33   $ 6.90
  Fourth Quarter............................................  $25.74   $ 7.65

YEAR ENDING DECEMBER 31, 2002
-----------------------------
  First Quarter.............................................  $27.14   $13.19
  Second Quarter............................................  $17.11   $ 5.00
  Third Quarter.............................................  $ 5.61   $ 1.64

     As of October 15, 2002, the last reported sale price of our ADRs on the Nasdaq National Market was $2.24 per share. We recommend that you obtain current market quotations for our ADRs before deciding whether to tender your options.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

     The following description summarizes the material terms of the Participating Plans and the new options to be granted under the 1997 scheme. These descriptions are only summaries and are not complete. We recommend that you review the 1997 Scheme and the option agreements that have been filed with the U.S. Securities and Exchange Commission as exhibits to the Schedule TO. The terms and conditions of the 1997 Scheme are also summarized in the prospectus relating to the 1997 Scheme prepared by us and previously distributed to you. You may also contact us at IONA Technologies PLC,

The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland, Attn: Philip Pender and Michael Farry, facsimile: 011-353-1-637-2842, to request copies of the 1997 Scheme, the form of the new option agreements, or the prospectus relating to the 1997 scheme, each of which will be provided at our expense.

     Consideration. We will grant new options exercisable for ordinary shares in exchange for outstanding eligible options properly tendered and accepted for exchange by us. All new options, including options granted in exchange for tendered options originally granted under the Genesis Plan, the OOC Plan and the Netfish Plan, will be granted under the 1997 Scheme. The number of new options to be granted to each option holder will be determined in accordance with the following Exchange Ratio, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events, and rounded down to the nearest whole share:

                                           EXCHANGE RATIO OF
  EXERCISE PRICE OF OPTIONS TENDERED  OLD OPTIONS FOR NEW OPTIONS
  ----------------------------------  ---------------------------
            $19.99 or less                  1 old for 1 new
      Between $20.00 and $29.99             2 old for 1 new
      Between $30.00 and $39.99             3 old for 1 new
            $40.00 or more                  5 old for 1 new

     If we receive and accept tenders of all outstanding eligible options, we expect to grant new options exercisable for a total of 3,429,690 ordinary shares.

     The grant of new options under this offer will not create any contractual or other right of the recipients to receive any future grants of stock options, other awards or any right of continued employment or service.

     The grant of new options under this offer will not form part of any additional employment compensation. Upon termination of your employment with us or any of our subsidiaries for any reason, you will have no entitlement to compensation resulting from the loss of any option.

     Terms of New Options. All new options will be granted under the 1997 Scheme, even if the tendered options were originally granted under the Genesis Plan, the OOC Plan or the Netfish Plan, and we will enter into a new option agreement with each option holder who receives a new option in the offer. The new option agreement will be substantially the same as the form of option agreement attached as Exhibit (d)(5) or (d)(6), if it is an incentive stock option for U.S. federal income tax purposes, or as Exhibit (d)(7) or (d)(8), if it is a non-statutory stock option, to the Schedule TO that we filed with the U.S. Securities and Exchange Commission on October 16, 2002. You must execute the new option agreement to receive your new options.

     The terms and conditions of the new options granted to employees who are not executive officers will vary from the terms and conditions of the options tendered and accepted for exchange with respect to the exercise price, the date vesting begins, the vesting schedule and certain other terms specified in the offer.

     The terms and conditions of the new options granted to executive officers will vary from the terms and conditions of the options tendered and accepted for exchange with respect to the exercise price. However, the vesting commencement date and the vesting schedule of the new options will remain the same as the tendered options.

     You should also be aware that because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options that you receive in the offer may have a higher exercise price than some or all of your tendered options accepted by us for exchange.

     The following descriptions summarize the material terms of the 1997 Scheme and the options to be granted under the 1997 Scheme and the material terms of the Genesis Plan, the OOC Plan and the Netfish Plan as they apply to options originally granted under these plans that we have assumed. These summaries are not necessarily complete and are qualified in their entirety by reference to the full text of the 1997 Scheme, the Genesis Plan, the OOC Plan and the Netfish Plan which are attached as exhibits to our Schedule TO with respect to the offer, which we filed with the U.S. Securities and Exchange Commission on October 16, 2002.

  Terms of the 1997 Scheme.

     General Information. The compensation committee of our board of directors, on our behalf, is authorized under the 1997 Scheme to grant options to employees, officers, directors, consultants and advisors of IONA and our subsidiaries. The 1997 Scheme provides that the maximum number of shares issuable under the 1997 Scheme may not exceed 12,900,000 ordinary shares. The aggregate maximum number of shares with respect to which options may be granted under the 1997 Scheme to any one individual may not exceed 1,575,000 ordinary shares. For the purpose of this maximum individual limit, both options tendered and accepted for exchange in the offer, and new options granted pursuant to this offer in exchange for stock options will be included in the calculation of the number of shares granted. As of October 11, 2002, there were 6,337,600 shares subject to options outstanding under the 1997 Scheme, of which 5,035,417 options are eligible for exchange in this offer. Shares subject to options under the 1997 Scheme that expire, are cancelled or otherwise are terminated are available for re-grant under the 1997 Scheme. The 1997 Scheme permits the granting of options intended to qualify as incentive stock options or ISOs under the U.S. Internal Revenue Code of 1986, as amended, and the granting of options that do not qualify as incentive stock options, which are referred to as non-statutory stock options or non-qualified stock options.

     Administration. The 1997 Scheme is administered by the compensation committee of our board of directors. Subject to the terms of the 1997 Scheme, the compensation committee has the authority to determine the persons to whom options shall be granted (subject to certain eligibility requirements for grants of ISOs) and the terms of the options granted, including:

     - the number of shares subject to each option;

     - the date the option becomes exercisable;

     - the exercise price of the option (which in the case of an incentive stock option may not be less than the market price of our ordinary shares on the date of grant or, in the case of an employee holding more than 10% of the combined voting power of IONA, 110% of the market price of our ordinary shares on the date of grant);

     - the term of the option; and

     - the time, manner and form of payment of the exercise price upon exercise of an option.

The interpretation and construction by the compensation committee of any provision of the 1997 Scheme or of any option granted under the 1997 Scheme will be final unless otherwise determined by our board of directors.

     Term. The term of each option granted under the 1997 Scheme is fixed by the compensation committee and, in the case of an incentive stock option, may not exceed ten years from the date of grant. The new options to be granted pursuant to the offer will generally have a term of ten years from the date of grant.

     Termination of Relationship. In the event of the termination of your relationship with IONA or one of our subsidiaries, your options will terminate, generally after a period of time following the termination of your relationship. If your relationship is terminated for any reason other than death or disability, your current options under the 1997 Scheme generally may be exercised, to the extent the options were exercisable on the date of termination, for a specified period of time following the date of termination, as set forth in your option agreement.

     The current ISO agreements provide that if your employment is terminated as a result of your death or disability, all your vested but unexercised ISOs may be exercised, to the extent such options were exercisable on the date of your death or disability, for a period of one year following the date of your death or disability.

     The new ISO agreements will contain revised terms as to the termination and exercise of options upon an employee's death. If your relationship is terminated as a result of your death, the vesting schedule of all your outstanding, unexercised new options will accelerate in full and your new options will be exercisable for a period of one year thereafter. The new ISO agreements will contain the same provisions as the current ISO agreements regarding the termination and exercise of options upon an employee's disability.

     The current non-statutory stock option agreements provide that, if your relationship is terminated as a result of your death or disability, all your vested but unexercised non-statutory stock options may be exercised, to the extent such options were exercisable on the date of your death or disability, for a period of 180 days following the date of your death or disability.

     The new non-statutory stock option agreements will contain revised terms as to the termination and exercise of non-statutory stock options upon an employee's death or disability. If your relationship is terminated as a result of your death, the vesting schedule of all your outstanding, unexercised new options will accelerate in full and your new options will be exercisable for a period of one year thereafter. If your relationship is terminated as a result of your disability, all your vested but unexercised options may be exercised, to the extent such options were exercisable on the date of your termination, for a period of one year following the date of termination.

     Notwithstanding the foregoing, in no event may an option be exercised after the expiration of its term.

     No options may be granted under the 1997 Scheme after January 28, 2007, although ordinary shares may be issued after January 28, 2007 pursuant to the exercise of options granted on or before that date.

     Exercise Price. Generally, the exercise price of options granted under the 1997 Scheme is determined by the compensation committee of our board of directors, provided that the exercise price per share may not be less than the par value of an ordinary share. In the case of incentive stock options, the exercise price per share must be at least equal to the fair market value of our ordinary shares on the date of grant.

     The exercise price per share of the new options will be the fair market value of an ordinary share on the date of grant. The fair market value of our ordinary shares is generally determined by reference to the last reported sale price of our ADRs on the Nasdaq National Market on the last trading day immediately prior to the date of grant. In the absence of an established market for our ordinary shares, the compensation committee of our board of directors will determine the fair market value of our ordinary shares in good faith.

     Exercise and Payment of Exercise Price. New options granted under the 1997 Scheme may be exercised, in whole or in part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of the Chief Financial Officer, or a third party designated by us, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable option exercise price and any withholding taxes due. Payment of the option exercise price must be made by delivery of cash or check payable to us, or to the extent provided in the option agreement, by any other means which the compensation committee deems is consistent with the provisions of the 1997 Scheme and with applicable laws and regulations.

     Vesting. Each option granted under the 1997 Scheme may be fully exercisable or may become exercisable in such installments as the compensation committee may specify. The new options granted to employees other than executive officers will vest on a different basis than the currently outstanding options. In recognition of the fact that some eligible options are already vested, we are accelerating the vesting of the new options granted to these employees. New options to employees who are not executive officers will vest as follows: 25% on the date of grant and 6.25% at the end of each 91-day period thereafter. The vesting schedule for these new options is intended to resemble the overall average vesting schedule of the options that may be tendered for cancellation and exchange. The new options granted to executive officers will have the same vesting as the tendered options.

     Each option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The compensation committee will have the right to accelerate the vesting date of any installment of any option (subject to the $100,000 per year limit on the fair market value of stock subject to ISOs granted to any employee which may become exercisable in any calendar year).

     Merger, Consolidation, Asset Sale, Liquidation and Other Transactions. In the event of a merger, consolidation or sale of all or substantially all of the assets of IONA in which our ordinary shares are exchanged for securities, cash or other property of any other corporation or business entity or in the event of a liquidation of IONA, under the 1997 Scheme, the board of directors of IONA, or the board of directors of any corporation assuming the obligations of IONA, may, in its discretion, take any one or more of the following actions as to options outstanding under the 1997 Scheme:

     - provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided, that any such options substituted for incentive share options shall meet the requirements of Section 424(a) of the U.S. Internal Revenue Code of 1986, as amended;

     - upon written notice to the option holders, provide that all unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the optionee within a specified period following the date of such notice;

     - in the event of a merger under the terms of which holders of the ordinary shares of IONA will receive upon consummation of the merger a cash payment for each share surrendered in the merger (the "Merger Price"), make or provide for a cash payment to be made to the option holders equal to the difference between (A) the Merger Price times the number of shares of ordinary shares subject to such outstanding options (to the extent then exercisable at prices not in excess of the Merger Price) and (B) the aggregate exercise price of all such outstanding options, in exchange for the cancellation of such options; and

     - provide that all or any outstanding options shall become exercisable in full immediately prior to such event.

     IONA may grant options under the 1997 Scheme in substitution for options held by employees of another corporation who become employees of IONA or one of our subsidiaries as a result of a merger or consolidation of the employing corporation with IONA or one of our subsidiaries, or as a result of the acquisition by IONA or one of our subsidiaries of property or stock of the employing corporation. The compensation committee of our board of directors may grant substitute options on such terms and conditions as it considers appropriate in the circumstances.

     Adjustments. If, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of IONA, reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar transaction, (i) our outstanding ordinary shares are increased, decreased or exchanged for a different number or kind of shares or other securities of IONA, or (ii) additional shares or new or different shares or other securities of IONA or other non-cash assets are distributed with respect to our ordinary shares or such other securities, an appropriate and proportionate adjustment will be made in:

     - the maximum number and kind of shares reserved for issuance under the 1997 Scheme;

     - the number and kind of shares or other securities subject to any then outstanding options under the 1997 Scheme; and

     - the exercise price for each share subject to any then outstanding options under the 1997 Scheme, without changing the aggregate exercise price for all of the shares as to which each such option remains exercisable.

     Assignability. No option may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution and, in the case of non-statutory stock options, pursuant to a U.S. qualified domestic relations order or an order arising out of family law proceedings.

     Amendment of the 1997 Scheme. Our board of directors may amend, modify or terminate the 1997 Scheme or any portion thereof at any time subject to any requirement for shareholder approval of such amendment or modification as may be required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or stock exchange on which our ordinary shares or ADRs are then quoted or listed. If, however, any such amendment, taking into account any related action, materially and adversely affects the rights or obligations with respect to options outstanding under the 1997 Scheme, the holder's consent to such amendment will be required.

     No Shareholder Rights and Employment Rights. A holder of an option under the 1997 Scheme has no shareholder rights with respect to our ordinary shares subject to his or her outstanding options until such shares are purchased upon exercise of such options in accordance with the provisions of the 1997 Scheme. Nothing in the 1997 Scheme confers upon the holder of options granted under the scheme any right to continue in our employ or service.

     Registration of Ordinary Shares Reserved for Issuance Under the 1997 Scheme. All ordinary shares issuable upon exercise of options granted under the 1997 Scheme, including the shares that will be issuable upon exercise of all new options to be granted pursuant to the offer, have been registered under the U.S. Securities Act of 1933, as amended, on registration statements on Form S-8 filed by us with the U.S. Securities and Exchange Commission. Unless you are one of our affiliates, you may sell the shares received upon exercise of your options free of any transfer restrictions under applicable securities laws.

  Terms of the Genesis Development Corporation 1997 Stock Option Plan.

     General Information. In connection with our June 2000 acquisition of Genesis Development Corporation ("Genesis"), all of the then outstanding stock options under the Genesis Development Corporation 1997 Stock Option Plan (the "Genesis Plan") were assumed by us and converted into options to purchase our ordinary shares. Upon acquiring Genesis, IONA reserved 126,358 ordinary shares for issuance upon exercise of the Genesis stock options assumed by us. As of October 11, 2002, there were options to purchase 28,146 of our ordinary shares outstanding under the Genesis Plan, of which 22,433 options are eligible for exchange in this offer.

     Term. The term of each option granted under the Genesis Plan may not exceed ten years from the date of grant.

     Termination of Relationship. In the event of the termination of your relationship with us for any reason other than death, disability or retirement, your current options under the Genesis Plan generally may be exercised, to the extent the options were exercisable on the date of termination, for a period of three months, or such other period of time as is set forth in your respective option agreements, or until the stated term of the option has expired, whichever occurs first, following the date of termination.

     The Genesis Plan provides that if your employment is terminated as a result of your death, all your vested but unexercised options may be exercised, to the extent such options were exercisable on the date of your death, for a period of six months following the date of your death or until the stated term of the option has expired, whichever occurs first. If your employment is terminated by reason of disability or retirement, all your vested but unexercised options may be exercised, to the extent such options were exercisable on the date of the termination of your employment, until the earlier to occur of (i) a period of three months or, if such termination is the result of your total disability, a period of six months, or (ii) the stated term of the option.

     The Genesis Plan will remain in full force and effect until terminated in accordance with its terms.

     Exercise and Payment of Exercise Price. Exercise of the options granted under the Genesis Plan may be made by payment of cash to us in an amount equal to the exercise price of such options or, with our consent, in whole or in part by delivery of our ordinary shares valued at fair market value at the date of exercise provided that such shares have been held of record, beneficially and without restriction by you for at least six months at the time of exercise.

     Adjustments. The Genesis Plan provides that if, through or as a result of any merger, consolidation, sale of all or substantially all of the assets of IONA, reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar transaction, (i) our outstanding ordinary shares are increased, decreased or exchanged for a different number or kind of securities, or (ii) additional ordinary shares or new or different securities or other non-cash assets are distributed with respect to our ordinary shares, an appropriate and proportionate adjustment will be made in:

     - the number and kind of shares or other securities subject to any then outstanding Genesis options assumed by us; and

     - the exercise price for each ordinary share subject to any then outstanding Genesis options assumed by us, without changing the aggregate exercise price for all shares for which each such option remains exercisable.

     Assignability. No option shall be sold, assigned, transferred, or pledged for any reason during the option holder's lifetime for any reason.

     No Employment Rights. Nothing in the Genesis Plan confers upon an option holder any right to continue in our employ or service.

     Registration of Shares Underlying the Assumed Options Under the Genesis Plan. All of our ordinary shares issuable upon exercise of options under the Genesis Plan, that were assumed and converted into options to purchase our ordinary shares have been registered under the U.S. Securities Act of 1933, as amended, on registration statements on Form S-8 filed by us with the U.S. Securities and Exchange Commission. Unless you are one of our affiliates, you may sell the shares received upon exercise of your converted options under the Genesis Plan free of any transfer restrictions under applicable securities laws.

     New Options Granted in Exchange for Genesis Plan Options. The above description applies to the options you currently hold under the Genesis Plan. If you tender options granted under the Genesis Plan and they are accepted by us for exchange, your new options will be granted under the 1997 Scheme and will be subject to the terms and conditions of that scheme.

  Terms of the OOC Plan.

     General Information. In connection with our February 2001 acquisition of Object-Oriented Concepts, Inc. ("OOC"), all of the then outstanding options under the Object-Oriented Concepts, Inc. Stock Option Plan (the "OOC Plan"), were assumed by us and converted into options to purchase our ordinary shares. Upon acquiring OOC, IONA reserved 178,131 ordinary shares for issuance upon exercise of the OOC options assumed by us. As of October 11, 2002, an aggregate of 22,166 of our ordinary shares remained reserved for grant upon exercise of the converted OOC options, of which 22,166 options are eligible for exchange in this offer.

     Term. The term of each option granted under the OOC Plan may not exceed ten years from the date of grant.

     Termination of Employment. In the event of the termination of your employment with us for any reason other than death or disability, your options under the OOC Plan generally may be exercised, to the extent the options were exercisable on the date of termination, for a period of 30 days following the date of termination. If your employment is terminated by reason of disability, your options under the OOC Plan generally may be exercised, to the extent the options were exercisable on the date of termination, for a period of 90 days following the date of termination. If your employment is terminated by reason of your death, your options under the OOC Plan generally may be exercised, to the extent the options were exercisable on the date of termination, for a period of one year following the date of termination. If not exercised before the end of the applicable period, your options will terminate and will no longer be exercisable. We may alter the time periods set forth above in our discretion. Notwithstanding the foregoing, in no event may an option be exercised after the expiration of its term.

     Exercise and Payment of Exercise Price. Exercise of options granted under the OOC Plan may be made, in whole or in part, by delivery of a written notice to us that specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price and withholding taxes due. Payment of the option exercise price for options under the OOC Plan must be made by delivery of cash or check payable to us in an amount equal to the exercise price of such options.

     Adjustments. In the event that our outstanding ordinary shares are exchanged for a different number or kind of securities or of any other corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split or stock dividend, the number and kind of securities for which OCC options assumed by us shall be exercisable shall be adjusted and the proportionate interest represented by each such option shall be maintained as before the occurrence of the event. Such adjustment shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share.

     Assignability. No option shall be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution.

     No Shareholder Rights and Employment Rights. A holder of options under the OOC Plan has no shareholder rights with respect to our ordinary shares subject to his or her outstanding options until such shares are purchased in accordance with the provisions of the OOC Plan. Nothing in the OOC Plan confers upon the participant any right to continue in our employ or service.

     Right to Purchase Shares. If you own our ordinary shares as the result of exercising an OOC option assumed by us and you cease to be a regular salaried employee for any reason, we have the right, but not the obligation, to purchase all of those ordinary shares at fair market value.

     Registration of the Shares Underlying Assumed Options Under the OOC
Plan. All of our ordinary shares issuable upon exercise of options under the OOC Plan, that were assumed by us and converted into options to purchase our ordinary shares, have been registered under the U.S. Securities Act of 1933, as amended, on registration statements on Form S-8 filed by us with the U.S. Securities and Exchange Commission. Unless you are one of our affiliates, you may sell the shares received upon exercise of your converted options under the OOC Plan free of any transfer restrictions under applicable securities laws.

     New Options Granted in Exchange for OOC Plan Options. The above description applies to the options you currently hold under the OOC Plan. If you tender options granted under the OOC Plan and they are accepted by us for exchange, your new options will be granted under the 1997 Scheme and will be subject to the terms and conditions of that scheme.

  Terms of the Netfish Technologies, Inc. 1999 Stock Option Plan.

     General Information. In connection with our May 2001 acquisition of Netfish Technologies, Inc. ("Netfish"), all of the then outstanding stock options under the Netfish 1999 Stock Option Plan (the "Netfish Plan") were assumed by us and converted into options to purchase our ordinary shares. Upon acquiring Netfish, IONA reserved 815,102 ordinary shares for issuance upon exercise of the Netfish stock options assumed by us. As of October 11, 2002, there were 158,139 ordinary shares subject to options outstanding under the Netfish Plan, of which 87,650 options are eligible for exchange in this offer.

     Term. The term of each option granted under the Netfish Plan may not exceed ten years from the date of grant.

     Termination of Relationship. In the event of the termination of your relationship with us or one of our subsidiaries or affiliates, your options will terminate, generally after a period of time following the termination of your relationship. If your relationship is terminated for any reason other than death or disability, your current options under the Netfish Plan generally may be exercised, to the extent the options were exercisable on the date of termination, within one month following the date of termination, or such other period of time as we determine.

     If your employment is terminated as a result of your death or disability, all your vested but unexercised current options under the Netfish Plan may be exercised, to the extent such options were exercisable on the date of your death or disability, for a period of six months following the date of your death or disability.

     Exercise and Payment of Exercise Price. Payment of the option exercise price for options under the Netfish Plan must be made by delivery of cash or check payable to us in an amount equal to the exercise price of such options, or by other means which we deem consistent with the purpose of the Netfish Plan and with applicable laws and regulations. Netfish may make loans or guarantee loans to individual optionees, or accept payment by delivery of property (including ordinary shares) for the purpose of exercising an option under the Netfish Plan, on such terms as we may approve and in accordance with applicable law.

     Adjustments. The Netfish Plan provides that in the event of a consolidation or merger or other event that causes our ordinary shares to be exchanged or changed into shares or other securities of another company, then outstanding Netfish options assumed by us shall be amended as to price and other terms to reflect such event. The Netfish Plan further provides that if, through or as a result of any share dividend, share split or other similar transaction,
(i) the outstanding number of our ordinary shares is increased, decreased or exchanged for a different number of securities, or (ii) additional ordinary shares or new or different securities are distributed with respect to our ordinary shares, we shall determine, in our sole discretion, what adjustment shall be made to assumed Netfish options assumed by us.

     Assignability. No option granted under the Netfish Plan may be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution and may be exercised, during the lifetime of the option holder, only by the individual to whom the option is granted. Notwithstanding the foregoing, if an employee is determined to be incompetent by a court of proper jurisdiction, the employee's legal representative may exercise the option on his or her behalf.

     Registration of the Shares Underlying Assumed Options Under the Netfish Plan. All of our ordinary shares issuable upon exercise of options granted under the Netfish Plan, that were assumed and converted into options to purchase our ordinary shares, have been registered under the U.S. Securities Act of 1933, as amended, on registration statements on Form S-8 filed by us with the U.S. Securities and Exchange Commission. Unless you are one of our affiliates, you may sell the shares received upon exercise of your converted options under the Netfish Plan free of any transfer restrictions under applicable securities laws.

     New Options Granted in Exchange for Netfish Plan Options. The above description applies to the options you currently hold under the Netfish Plan. If you tender options granted under the Netfish Plan and they are accepted by us for exchange, your new options will be granted under the 1997 Scheme and will be subject to the terms and conditions of that scheme.

  Tax Consequences.

     We are not in a position to provide tax advice to you. Accordingly, we strongly recommend that you consult with your own tax advisor concerning tax consequences of accepting or rejecting the offer. If you are based outside the United States, the treatment of the exchange under the laws of the country in which you live, work or are otherwise subject to taxation may be different from the treatment of the exchange for U.S. federal income tax purposes and the exchange may result in taxable income to you. Special considerations may therefore apply to employees located outside the United States. You should consult your own tax advisor.

     U.S. Citizens and Residents. We believe that, assuming that we are not and have never been a "passive foreign investment company," you will not be required under current law to recognize taxable income or be subject to withholding taxes for U.S. federal income purposes either at the time of cancellation of your existing options, or at the time of grant of the new options. You should refer to section 13 for a summary of certain expected U.S. federal income tax consequences of accepting or rejecting the new options under the offer. For information on the application of Irish Stamp Duty, see section 14.

     Irish Residents. In general, if you are an Irish resident employee, we believe that under current law you will not be subject to Irish income tax or payroll taxes on the exchange either at the time of cancellation of your existing options, or at the time of grant of the new options. For information on certain of the tax consequences for Irish resident employees, see section 14.

     Employees who are non-U.S. and non-Irish Tax Residents. The exchange of your old options, the grant of your new options, the vesting of your new options or the exercise of your new options may result in taxable income to you under the laws of the country in which you live, work or are otherwise subject to taxation. To the extent that withholding taxes apply to you, you will be required to remit withholding taxes due at the time of grant of the new options or, if withholding taxes are due upon vesting or exercise, to sign a standing order authorizing a broker designated by us to sell the number of vested shares necessary to satisfy any applicable withholding tax obligation. We strongly recommend you consult with your own tax advisor concerning the tax consequences of accepting or rejecting this offer.

9.  INFORMATION CONCERNING IONA TECHNOLOGIES PLC

     We provide software that enables our customers to develop, deploy, integrate and manage software applications. Our comprehensive, standards-based products enable our customers to build, maintain and scale their disparate computing environments while preserving and extending existing information technology investments. Our products are designed to enable the rapid alignment of evolving business processes with distributed information technology systems which we refer to as "End 2 Anywhere(TM)" or "E2A(TM)". We offer professional services including ongoing customer support and maintenance as well as high-level design consultation, developer education and product implementation.

     We are an Irish resident public limited company (company number 171387) and operate under Irish Company Law. Our registered office and principal place of business is The IONA Building, Shelbourne Road, Ballsbridge, Dublin 4, Ireland. Our telephone number at that location is +353 1 637-2000. The principal place of business in the United States of our wholly-owned subsidiary, IONA Technologies, Inc., is 200 West Street, Waltham, MA 02451, USA. Our telephone number at that location is (781) 902-8000. Our World Wide Web site address is www.iona.com. The information on the Web site is not incorporated by reference into this Offer to Exchange.

     On October 16, 2002, we announced our financial results for the three months ended September 30, 2002. We announced revenues of $26.5 million and a net loss per share of ($0.80) for that three-month period.

     Before deciding whether to tender your options pursuant to the offer, we encourage you to review the financial information included on pages F-2 through F-25 in our Annual Report on Form 20-F for the fiscal year ended December 31, 2001, that we filed with the U.S. Securities and Exchange Commission on June 3, 2002 and incorporated herein by reference, and on pages 2 through 9 of our Report on Form 6-K filed with the U.S. Securities and Exchange Commission on August 23, 2002 and incorporated herein by reference. For instructions on how you can obtain copies of our filings with the U.S. Securities and Exchange Commission, including our filings that contain our financial statements, see "Additional Information" beginning on page 42.

     The following table summarizes certain of our consolidated financial data. The consolidated statement of operations data set forth below with respect to the years ended December 31, 2001 and 2000 have been derived from our audited consolidated financial statements. The consolidated statement of operations data set forth below with respect to the six months ended June 30, 2002 and 2001 have been derived from our unaudited consolidated financial statements. The following consolidated financial data are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and related notes to which we have referred you.

                                                         YEARS ENDED        SIX MONTHS ENDED
                                                        DECEMBER 31,            JUNE 30,
                                                     -------------------   -------------------
                                                       2001       2000       2002       2001
                                                     --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Product revenue..................................  $118,178   $105,533   $ 38,998   $ 63,285
  Service revenue..................................    62,526     47,530     26,862     30,904
                                                     --------   --------   --------   --------
     Total revenue.................................   180,704    153,063     65,860     94,189
                                                     --------   --------   --------   --------
Cost of Revenue:
  Cost of product revenue..........................     3,190      3,457      1,021      2,144
  Cost of service revenue..........................    34,926     26,484     14,831     17,819
                                                     --------   --------   --------   --------
     Total cost of revenue.........................    38,116     29,941     15,852     19,963
                                                     --------   --------   --------   --------
     Gross profit..................................   142,588    123,122     50,008     74,226
Operating expenses:
  In-process research and development..............     3,600         --         --      3,600
  Research and development.........................    40,260     26,906     20,993     18,884
  Sales and marketing..............................    88,419     63,669     40,888     44,969
  General and administrative.......................    15,318     12,046      6,945      8,014
  Amortization of other noncurrent assets..........    14,151      2,858      6,551      6,339
  Amortization of goodwill and indefinite lived
     intangible assets.............................    61,403      4,973         --     18,258
  Write-off of assets and related costs............        --         --      1,579         --
  Restructuring....................................     5,705         --      7,862      5,705
  Settlement of litigation.........................        --      1,350         --         --
     Total operating expenses......................   228,856    111,802     84,818    105,769
                                                     --------   --------   --------   --------
Income (loss) from operations......................   (86,268)    11,320    (34,810)   (31,543)
Interest income, net...............................     2,504      4,116        596      1,849
Net exchange loss..................................      (486)      (384)      (375)      (269)
Gain on sale of investment and other income........       164      1,912         --        164
                                                     --------   --------   --------   --------
Income (loss) before provision for (benefit of)
  income taxes.....................................   (84,068)    16,964    (34,589)   (29,799)
Provision for (benefit of) income taxes............      (586)     2,799        500       (681)
                                                     --------   --------   --------   --------
Net income (loss) available to Ordinary
  Shareholders.....................................  $ 83,500   $ 14,165   $(35,089)  $(29,118)
                                                     ========   ========   ========   ========
Basic net income (loss) per Ordinary Share and per
  ADS..............................................  $  (3.27)  $   0.67   $  (1.13)  $  (1.23)
                                                     ========   ========   ========   ========
Shares used in computing basic net income (loss)
  per Ordinary Share and per ADS (in thousands)....    25,556     21,177     30,995     23,625
                                                     ========   ========   ========   ========
Diluted net income (loss) per Ordinary Share and
  per ADS..........................................  $  (3.27)  $   0.60   $  (1.13)  $  (1.23)
                                                     ========   ========   ========   ========
Shares used in computing diluted net income (loss)
  per Ordinary Share and per ADS (in thousands)....    25,556     23,520     30,995     23,625
                                                     ========   ========   ========   ========

    Certain Amounts in 2001 and 2000 Have Been Reclassified to Conform with the 2002 Presentation.

     In addition, our ratio of earnings to fixed charges for the year ended December 31, 2000 was 42.82. Our earnings available for fixed charges of $(29,389,000) and $(83,398,000) were inadequate to cover our fixed charges of $410,000 and $670,000 for the six months ended June 30, 2001 and the year ended December 31, 2001, respectively. Our earnings available for fixed charges of $(34,026,000) were inadequate to cover our fixed charges of $563,000 for the six months ended June 30, 2002. As of June 30, 2002, our book value per ordinary share and per ADS was $12.53.

10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of October 11, 2002, our fifteen executive officers and directors as a group beneficially owned options outstanding under the Participating Plans to purchase a total of 2,024,784 ordinary shares, which represented approximately 30.9% of the shares subject to all options outstanding under the Participating Plans as of that date. Of the options held by those persons, options to purchase a total of 871,350 ordinary shares under the Participating Plans are eligible for exchange under the offer. Options held by our non-employee directors, chief executive officer and chief operating officer are not eligible to be exchanged in the offer. Options held by our other executive officers are eligible to be exchanged in the offer if they have an exercise price per share more than $3.00 and were granted before April 16, 2002. If an eligible executive officer tenders any options for exchange, all options (regardless of their exercise prices) granted to that executive officer on or after April 16, 2002 will be deemed to be automatically tendered for cancellation and forfeited without exchange. As of October 30, 2002, no eligible executive officer had returned a letter of transmittal tendering any of his or her eligible options for exchange.

     The following table sets forth the beneficial ownership of our executive officers and directors of options outstanding under the Participating Plans, and the number and percent of options eligible for exchange under the offer held thereby, as of October 11, 2002:

                                          NUMBER OF OPTIONS
                                          OUTSTANDING UNDER         NUMBER OF          PERCENT OF
NAME OF BENEFICIAL OWNER               THE PARTICIPATING PLANS   ELIGIBLE OPTIONS   ELIGIBLE OPTIONS
------------------------               -----------------------   ----------------   ----------------
Christopher J. Horn..................              200                    --               --
Barry S. Morris......................           86,840                    --               --
Daniel Demmer........................          402,500               201,250              3.9%
Steven Fisch.........................          150,000                    --               --
Eric Newcomer........................          125,000                50,000                *
Susan H. Alexander...................          220,000               110,000              2.1%
David James..........................          328,500               164,250              3.2%
Robert J. Potter.....................          373,500               186,750              3.6%
John Giblin..........................          263,800               131,900              2.6%
Sean Baker...........................           27,200                27,200                *
John Conroy..........................               --                    --               --
Ivor Kenny...........................           23,334                    --               --
James Maikrantz......................               --                    --               --
Kevin Melia..........................           12,250                    --               --
Francesco Violante...................               --                    --               --

---------------

* less than one percent

     In the 60 days prior to and including October 16, 2002, our executive officers and directors had the following transactions in options to purchase our ordinary shares:

          On October 10, 2002, Barry S. Morris agreed with us to forfeit all options to purchase our ordinary shares that we granted to him on or after April 16, 2002 and to cancel other options to

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

     purchase an aggregate of 516,860 our ordinary shares in consideration of, and exchange for, our agreement to grant him on May 15, 2003 options to purchase 322,191 of our ordinary shares with an exercise price per share equal to the fair market value on that date. Our obligation to grant Mr. Morris options pursuant to this agreement is subject to his continued employment by IONA or one of our subsidiaries through May 15, 2003. The number of options to be granted to Mr. Morris on May 15, 2003 is the same number that would have been granted to him in accordance with the Exchange Ratio had he been eligible to participate and participated in the offer and, as is the case with new options that will be issued to eligible executive officers who participate in this offer, Mr. Morris' options will have the same vesting commencement date and the same vesting schedule as the options for which they were exchanged. As is also the case under the offer, we have agreed with Mr. Morris that, if a change of control of IONA occurs prior to May 15, 2003, we would require our successor to inherit our obligation to grant him options.

     On August 8, 2002, we agreed with Steven Fisch that, upon the achievement of certain milestones and conditioned upon his continued employment, we would grant him an option to purchase 50,000 of IONA's ordinary shares at an exercise price per share equal to the fair market value on the date of grant. Our agreement provides that the vesting of any options granted pursuant thereto will accelerate in full if, within twelve months after a change in control of IONA, Mr. Fisch's position is eliminated or materially reduced or if he is terminated without cause by IONA.

     Our board of directors and its compensation committee have the authority to accelerate the vesting of options to purchase our ordinary shares and have in the past provided, and may in the future provide, for the acceleration of vesting in individual option agreements. In addition, our board of directors currently has a policy, which may be amended, modified or terminated at any time and without notice or consent, that accelerates the vesting of all then outstanding options held by our employees, executive officers and directors upon a change of control of IONA. Under this policy, upon a change of control, all then outstanding options would be subject to accelerated vesting ranging from one year to up to full vesting, based on the option holder's position and whether the option holder is made redundant within one year after the change of control. This policy may be amended, modified or terminated by our board in its sole discretion without notice or consent at any time or from time to time and does not confer any rights upon an option holder to accelerated vesting or to continue in our employ or service.

     We entered into a Deposit Agreement, dated as of February 24, 1997 (the "Deposit Agreement"), with JPMorgan Chase Bank (as successor to Morgan Guaranty Trust Company of New York), as depositary (the "Depositary"), and the registered holders from time to time of our ADRs. The ADRs, evidencing ADSs, are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS currently represents the right to receive one ordinary share deposited under the Deposit Agreement with the custodian. Presently, the custodian is the London office of JP Morgan Chase Bank (the "Custodian"). The Custodian is responsible for accepting deposits of our ordinary shares and directing the Depositary to execute and deliver ADRs to, or upon the written order of, the person or persons entitled to receive the ADRs. The Depositary is also responsible for distributing to ADR holders any cash or ordinary share dividends, rights, or other distributions made by us. The Depositary is also responsible for voting, or causing to be voted, the deposited ordinary shares in accordance with instructions received by the Depositary from ADR holders.

     Except as otherwise described above and other than ordinary course grants of stock options to employees who are not directors or executive officers, there have been no transactions in options to purchase our ordinary shares that were effected during the past 60 days by us or, to our knowledge, by any director, executive officer, affiliate or subsidiary of IONA. In addition, except as otherwise described above and for outstanding options to purchase ordinary shares granted pursuant to our option plans and ordinary course purchases under the IONA Technologies PLC 1999 Employee Share Purchase Plan, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures,
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

loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

     All eligible options originally granted under the Participating Plans that we acquire pursuant to the offer will be cancelled. The ordinary shares subject to those options originally granted under the 1997 Scheme will be returned to the pool of shares available for grants of options under the 1997 Scheme and for issuance upon the exercise of such options. Once your options have been cancelled, you will no longer have any rights under those options. The shares under the 1997 Scheme, to the extent they are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, will be available for future grants of options to employees and other eligible participants in the 1997 Scheme without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or stock exchange on which our ordinary shares or ADRs are then quoted or listed.

     The new options will generally not be treated for financial reporting purposes as variable awards. We believe that we will not incur any compensation expense relating to the grant of the new options because:

     - we will not grant any new options until a business day that is at least six months and one day after the date that we cancel the eligible options accepted for exchange; and

     - the exercise price of all new options will be equal to 100% of the fair market value of the ordinary shares on the date we grant the new options.

     We may incur compensation expense, however, if we were to grant any new options having an exercise price less than the exercise price of the eligible options being tendered in exchange for such new options to any tendering option holder before a business day that is at least six months and one day after the date we cancel the eligible options accepted for exchange. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be required for financial reporting purposes to record compensation expense each fiscal quarter until the new options were exercised, cancelled or expired. This compensation expense would accrue as a charge to our earnings over the vesting period of the new options. We would adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the new options.

12.  LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options for new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the grant, receipt or ownership of the new options as contemplated in the offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to grant new options for tendered options is subject to conditions, including the conditions described in section 6.

13.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, Treasury Regulations and administrative rulings and judicial decisions as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders and expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or U.S. gift and estate tax laws. This summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Code. Moreover, this summary is provided for general informational purposes only. We have not discussed whether, if at all, an optionee will be entitled to a foreign tax credit or a deduction for foreign taxes. We are not in a position to provide tax advice and we strongly recommend that you consult with your tax advisor to determine the tax consequences to you of this offer. For information on the application of Irish Stamp Duty, see section 14.

     Special considerations may apply to employees located outside of the United States. In other countries, the application of local taxation rules may be different, relative to the U.S. federal income tax treatment, and may include the imposition of taxes upon the exchange of the old options, the grant of the new options, the vesting of the new options or the exercise of the new options. If you are an employee located outside of the United States, you should consult with your own tax advisor to determine the tax consequences of the offer under the laws of the country in which you live, work or are otherwise subject to taxation.

     This discussion assumes that we are not, have not been and will not become a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes. We will be a PFIC if (i) 75% or more of our gross income in a taxable year, including the pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own 25% of the shares by value, is passive income (the "Income Test"), or (ii) the average percentage of our assets (determined generally by reference to the value of our assets, or possibly the adjusted bases of our assets in particular circumstances), including the pro rata share of the assets of any company in which we are considered to own 25% of the shares by value, in a taxable year that produce, or are held for the production of, passive income is at least 50% (the "Assets Test"). Our passive income includes interest, dividends, royalties, rents and annuities. Determining whether a foreign corporation is a PFIC under either the Income Test or the Assets Test generally requires an annual factual determination of its proportions of passive income and passive assets to its total income and assets, respectively, under the PFIC rules. A determination of our PFIC status in respect of a particular year will depend upon the nature and sources of our income and the relative values during the year of our passive assets, such as cash, and of our non-passive assets, including goodwill related to our non-passive assets. The U.S. Internal Revenue Service has indicated in a U.S. Internal Revenue Service Notice that, in applying the Assets Test, it will take the position that "the average value of the assets for the taxable year of the foreign corporation will be the average of the fair market values of the assets determined as of the end of each quarterly period" during such taxable year. There is legislative history indicating that, in applying the PFIC rules, "it is intended that the total value of a publicly-traded foreign corporation's assets generally will be treated as equal to the sum of the aggregate value of its outstanding stock plus its liabilities." Assuming we use this method in applying the PFIC rules, the total value of our assets for purposes of determining our PFIC status would be largely a function of the trading price of our ordinary shares (and ADRs). Therefore, our PFIC status is subject to significant change during each year.

     In light of recent declines in the trading price of our ordinary shares (and ADRs), there is a possibility that we may be classified as a PFIC for our current taxable year, which will end December 31, 2002. In addition, further changes in our stock price, changes in the nature and magnitude of our income or assets, changes in the levels of cash or other potentially passive assets, changes in the level of our indebtedness and other factors may affect whether we are a PFIC in the current or any future taxable year. There can be no assurance that we will not be classified as a PFIC for any taxable year. We have not assumed, and do not assume, any obligation to make timely disclosure with respect to our PFIC status.

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

     If we are or become a PFIC, many of our U.S. shareholders will be subject to adverse tax consequences, including: (i) taxation at the highest ordinary income tax rates in effect during their holding period on some distributions on our ordinary shares and gain from the sale or other disposition of our ordinary shares; (ii) paying interest on taxes allocable to prior periods; and (iii) no increase in the tax basis of our ordinary shares to fair market value at the date of death. In certain cases, a U.S. shareholder may minimize the tax consequences of owning stock of a PFIC by making a qualified electing fund election (a "QEF election") (although a holder of an option to acquire stock of a PFIC may not make a QEF election that will apply to the option or to the stock subject to the option until the option is exercised, and such holder therefore may be unable to minimize the tax consequences of owning stock in a PFIC). U.S. shareholders are urged to consult their tax advisors about the PFIC rules, including the specific rules, requirements and tax consequences of making QEF elections and other elections.

     If we are or become a PFIC, many of our option holders will be subject to special PFIC rules. For certain purposes under the PFIC rules, an option holder is treated as actually owning the shares subject to the option which have not yet been purchased by the option holder. If the exchange of options pursuant to the offer were considered to be a taxable disposition of shares of PFIC stock, our option holders would be subject to certain adverse tax consequences, including those consequences applicable to U.S. shareholders described generally above.

     Under proposed U.S. Treasury Regulations, an option holder generally should not recognize gain on a direct disposition of PFIC stock that results from a nonrecognition transfer if, in the transfer, PFIC stock is exchanged solely for stock of the same corporation or another corporation that qualifies as a PFIC for the taxable year that includes the day after the nonrecognition transfer. The application of the PFIC rules to the cancellation and exchange described in the offer is unclear. The U.S. Internal Revenue Service has not provided specific guidance on the matter. Although the rules are unclear, and therefore the matter cannot be free from doubt, we believe that an option holder's tender of options for cancellation and exchange pursuant to the offer should not be considered a taxable disposition of shares of PFIC stock if we are classified as a PFIC in 2002 and 2003. However, even if an option holder's tender of options for cancellation and exchange pursuant to the offer is not considered a taxable disposition of shares of PFIC stock, the option holder may still be subject to adverse tax consequences. For example, the option holder will remain unable to make a QEF election that will apply to the option or to the ordinary shares subject to the option until the option is exercised, and such option holder therefore will be unable to minimize the tax consequences of owning stock in a PFIC. Option holders are urged to consult their tax advisors about the PFIC rules, including the availability for nonrecognition treatment and related reporting requirements, as well as the requirements and tax consequences of making QEF elections and other elections.

     Subject to the foregoing, if you exchange outstanding incentive stock options or non-statutory stock options for new options, we believe you will not be required under current law to recognize income for U.S. federal income tax purposes either at the time of the cancellation of your existing options, or upon the grant of new options. If your current options are incentive stock options, your new options are intended to be granted as incentive stock options to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant of the new options, including the $100,000 limit discussed below. New options will be treated as non-statutory stock options to the extent such new options are granted in exchange for outstanding options which are (i) non-statutory stock options; (ii) incentive stock options that otherwise fail to qualify as incentive stock options; or (iii) incentive stock options that exceed the $100,000 limit discussed below as a result of the exchange.

     Under U.S. federal income tax law, no person may receive a number of incentive stock options that become exercisable for the first time in any calendar year which, when aggregated with all other incentive stock options first becoming exercisable in that calendar year, would permit the holder to purchase a number of shares of stock having a value (determined as of the date the option was granted) in excess of $100,000. New options you receive in exchange for outstanding options will be treated as newly granted options. Accordingly, for purposes of the $100,000 limit, each new option will be treated as first becoming exercisable in accordance with the vesting schedule of such new option. In addition, to the extent that any of your older incentive stock options first become exercisable in the year that you receive new incentive
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

stock options, such options may be taken into account under the $100,000 limitation. Options that exceed the $100,000 limitation will be treated as non-statutory stock options.

     Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. Employees who hold options should note that the U.S. Internal Revenue Service may characterize our offer as a "modification" of their incentive stock options, even if such employees decline the offer. In general, if a holder of an existing incentive stock option is granted any additional benefits following the date of grant of the option, the option is deemed to be "modified" for U.S. federal income tax purposes. When an incentive stock option is "modified," the option is treated as re-granted on the modification date. On the modification date, the option is tested to determine whether it meets the tax requirements applicable to incentive stock options generally. One of the requirements of incentive stock options is that the exercise price of the option cannot be less than the fair market value of the shares underlying the option on the date of grant. If our offer to you results in a modification of your incentive stock options and your modified options fail to satisfy the incentive stock option requirements, your options will be treated as non-statutory stock options. Even if your options satisfy the incentive stock option requirements, however, certain adverse consequences could apply to your options. For example, one of the benefits of an incentive stock option is that, provided that certain holding periods are satisfied (and the optionee is not subject to the alternative minimum tax), gain recognized when the shares acquired upon exercise of an incentive stock option are sold is generally taxed at long-term capital gain tax rates. In order to qualify for long-term capital gain tax rates, the shares acquired upon exercise of an incentive stock option (i) cannot be sold within two years from the date of the option grant and one year from the date of option exercise, and (ii) must have a holding period that exceeds one year. Because a modified incentive stock option is treated as re-granted on the date of the modification, employees whose options are modified as a result of our offer, and whose options meet the incentive stock option requirements on the date of the modification, will start new holding periods under these rules. We strongly recommend you consult your tax advisor prior to deciding whether to participate in the exchange to determine the tax status of options that remain outstanding and the tax consequences of exercising such options and disposing of shares received upon exercise.

     U.S. Federal Income Tax Consequences of Holding Incentive Stock
Options. Upon the grant or exercise of an incentive stock option, you do not recognize any income for U.S. federal income tax purposes, except to the extent that the exercise causes you to incur alternative minimum tax, which is discussed below. If you hold the shares acquired upon exercise of an incentive stock option beyond the later of (i) two years following the date the incentive stock option was granted and (ii) one year following the date the incentive stock option was exercised (the "Holding Periods"), you will not recognize any ordinary income with respect to the exercise of the incentive stock option or the sale of shares acquired upon such exercise. In addition, any gain or loss on a subsequent sale of the shares (calculated as the difference between the amount realized on the sale and your adjusted tax basis in the shares (generally, the exercise price)) generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year.

     If you dispose of shares acquired upon exercise of an incentive stock option before the expiration of the Holding Periods, then in most cases the lesser of (i) the excess of the fair market value of the shares when the incentive stock option was exercised over the amount paid for such shares and
(ii) the excess of the amount realized on the disposition of the shares over your adjusted tax basis in the shares (generally, the exercise price) will be treated as ordinary income in the year of disposition. In addition, upon disposition of the shares before expiration of the Holding Periods, you will generally recognize capital gain equal to the excess, if any, of the amount realized as a result of such disposition over the sum of (i) your adjusted tax basis in the shares immediately before disposition (generally, the exercise price) and (ii) the amount of ordinary income recognized by you as described in the preceding sentence. Any such capital gain will be long-term capital gain if your holding period for the shares is more than one year.

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

  U.S. Employment Taxes.

     Under a current moratorium, withholding of employment taxes is not required for U.S. federal tax purposes on the exercise of incentive stock options. In general, this moratorium will end on January 1 of the year that follows the second anniversary of the publication of final guidance by the U.S. Internal Revenue Service or the Treasury Department on the application of employment taxes to incentive stock options. We cannot predict when such "final guidance" will be published. When applicable, we will comply with our withholding obligations. We may, in our discretion and in accordance with the terms of your incentive stock option agreement, use any means necessary to satisfy our withholding tax obligations. Among other things, we may require you to deliver cash to us to satisfy any withholding tax obligations as a condition of exercising your incentive stock options.

     Alternative Minimum Tax. The exercise of an incentive stock option may subject you to the alternative minimum tax. For alternative minimum tax purposes, upon exercise of an incentive stock option, the excess of the fair market value of the shares at the time of exercise over the exercise price is includible in your alternative minimum taxable income. If you pay alternative minimum tax, the amount of such tax generally may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year. Also, when you sell the stock acquired upon exercise of the option, the basis of the stock for alternative minimum tax purposes will be equal to its fair market value at the time of exercise. Because the alternative minimum tax calculation may be complex, you should consult your own tax advisor prior to exercising incentive stock options.

     U.S. Federal Income Tax Consequences of Holding Non-Statutory Stock Options. Under current law, you generally will not recognize taxable ordinary income upon the grant of a non-statutory stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable ordinary income to you, and you will be subject to withholding and employment taxes on such income at that time. We may, in our discretion and in accordance with the terms of your non-statutory stock option agreement, use any means necessary to satisfy our withholding tax obligations. Among other things, we may require you to deliver cash to us to satisfy these withholding tax obligations as a condition of exercising your non-statutory options. We are generally entitled to a deduction for U.S. tax purposes equal to the amount of ordinary income taxable to you.

     The subsequent sale of the shares acquired pursuant to the exercise of a non-statutory stock option generally will give rise to capital gain or loss equal to the difference between (i) the sale price and (ii) the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares and these capital gains or losses will generally be treated as long-term capital gains or losses if your holding period for the shares is more than one year.

     THE FOREGOING IS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR OPTION HOLDERS IN CONNECTION WITH THE EXCHANGE OF OUTSTANDING OPTIONS FOR NEW OPTIONS. THE SUMMARY, HOWEVER, DOES NOT ADDRESS EVERY SITUATION THAT MAY ARISE IN CONNECTION WITH THE OUTSTANDING OPTIONS OR THE NEW OPTIONS. FOR EXAMPLE, IT DOES NOT DEAL WITH THE TAX IMPLICATIONS ARISING FROM AN OPTIONEE'S DEATH; NOR DOES IT DISCUSS FOREIGN, STATE OR LOCAL TAX CONSEQUENCES. THE SUMMARY IS NOT INTENDED AS TAX ADVICE OR AS A SUBSTITUTE FOR CAREFUL TAX PLANNING AND EACH OPTIONEE IS URGED TO CONSULT WITH AND RELY ON HIS OR HER OWN ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) OF THE RETENTION OF OUTSTANDING OPTIONS, THE EXCHANGE OF OUTSTANDING OPTIONS FOR NEW OPTIONS AND THE EXERCISE OF NEW OPTIONS AND THE DISPOSITION OF SHARES ACQUIRED UPON SUCH EXERCISE.

     WE ADVISE ALL OPTION HOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.  CERTAIN IRISH TAX CONSEQUENCES

     The following is a general summary of certain Irish tax consequences of the exchange of options pursuant to the offer.

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

     This discussion is based on Irish taxation laws currently in force, the current provisions of the Ireland-US Double Taxation Agreement ("the Treaty") and our understanding of the current administrative practice of the Irish Revenue Commissioners. Taxation laws are subject to change from time to time and no representation is, or can be made as to whether such laws will change or what impact, if any, changes will have on the statements contained in the summary. This summary is of a general nature only and does not discuss all aspects of Irish taxation that may be relevant to you. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF IRISH TAXATION LAWS TO YOUR PARTICULAR CIRCUMSTANCES.

     Other than the application of Irish Stamp Duty to U.S. employees, this section only applies to you if you received your existing options by virtue of employment, are resident, ordinarily resident and domiciled in Ireland for Irish tax purposes and continue to be so resident, ordinarily resident and domiciled throughout the period during which you hold your options. This summary does not contain details of any U.S. or other non-Irish taxes.

     Irish Tax Consequences of Exchanging Options. You would generally not incur any liability to Irish tax in relation to the tender of your eligible options for cancellation and exchange for new options.

     Irish Tax Consequences of Exercising Options. New options will generally be subject to Irish income tax at the time of exercise, based on the amount equal to the excess of the fair market value of the shares received on the exercise date over the exercise price paid. However, provided that an appropriate election is made at the time of exercise, the payment of Irish income tax in relation to the exercise of your new options may be deferred until the earlier of:

     - October 31 of the year following the year of disposal of the shares acquired under the option; or

     - October 31 of the eighth year following the year of exercise of the option.

     Income tax payable in respect of the exercise of your new options will not be collected under the PAYE system but must be accounted for by you under the Self-Assessment System. Where Irish income tax applies in relation to the exercise of a new option, you will be subject to Irish income tax at your marginal taxation rate (currently either 20% or 42% depending on your taxable income).

     Irish Stamp Duty. A statement has been included for Irish Stamp Duty purposes in the Letter of Transmittal certifying that the exchange of your existing options for new options is an exchange other than an exchange specified under Section 37 of the Stamp Duties Consolidation Act, 1999 (Ireland). The exchange of your options is not a Section 37 exchange. To fall within this category, the exchange would have to involve immovable property (i.e. real property).

     We believe that the exchange of options will occur without giving rise to an Irish Stamp Duty liability.

15.  EXTENSION OF OFFER; TERMINATION; AMENDMENT

     We may, from time to time, extend the period of time during which the offer is open and delay accepting any options tendered to us by disseminating notice of the extension to option holders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the U.S. Securities Exchange Act of 1934, as amended. If the offer is extended, then the grant date of the new options will also be extended.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in section 6, by disseminating notice of the termination or postponement to the option holders by public announcement, oral or written notice or otherwise as permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the U.S. Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by increasing or decreasing the exercise price of options eligible to be tendered in the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

          (1) we increase or decrease the amount of consideration offered for the eligible options;

          (2) we decrease the number of options eligible to be tendered in the offer; or

          (3) we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the ordinary shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this section, we will extend the offer so that the offer is open at least 10 business days following the publication, sending or giving of notice.

     Amendments to the offer may be made at any time, and from time to time, by providing appropriate notice of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., U.S. Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any notice made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change, for example by issuing a press release.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the U.S. Securities Exchange Act of 1934, as amended. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

16.  FEES AND EXPENSES

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the offer.

17.  ADDITIONAL INFORMATION

     We have filed with the U.S. Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the U.S. Securities and Exchange Commission before making a decision on whether to tender your options:

          (1) our Annual Report on Form 20-F for the year ended December 31, 2001, filed June 3, 2002;

          (2) our Reports on Form 6-K filed June 6, 2002, June 18, 2002 and August 23, 2002; and

          (3) the description of our ordinary shares contained in our registration statement on Form 8-A (No. 0-29154) filed on February 21, 1997, including all amendments or reports updating this description.

     These filings, our other annual and current reports and our other U.S. Securities and Exchange Commission filings may be examined, and copies may be obtained, at the following U.S. Securities and Exchange Commission public reference room:

                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     You may obtain information on the operation of the public reference rooms by calling the U.S. Securities and Exchange Commission at 1-800-SEC-0330. Our U.S. Securities and Exchange Commission filings are also available to the public on the U.S. Securities and Exchange Commission's Internet site at http://www.sec.gov.

     Our ADRs are quoted on the Nasdaq National Market under the symbol "IONA," and our U.S. Securities and Exchange Commission filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                             IONA Technologies PLC
                   Attention: Philip Pender and Michael Farry
                               The IONA Building
                                Shelbourne Road
                                  Ballsbridge
                                    Dublin 4
                                    Ireland
                         Telephone: 011-353-1-637-2000
                         Facsimile: 011-353-1-637-2842

between the hours of 9:00 a.m. and 4:00 p.m., Irish Time. As you read the documents listed in section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information about IONA contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

18.  MISCELLANEOUS

     This Offer to Exchange and our reports filed with the U.S. Securities and Exchange Commission referred to above contain "forward-looking statements," including statements concerning results of operations, plans and objectives of management, expectations regarding future financial performance, profitability and market positioning, growth, demand and opportunity. The forward-looking statements made are neither promises nor guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated or indicated or discussed in the forward-looking statement, including risks and uncertainties relating to the integration of recent and future acquisitions; the launch of IONA's End 2 Anywhere strategy for Web Services Integration; growth in market demand for Web services and integration; IONA's enterprise sales model; volume, timing and seasonal patterns of product sales; impact of competitive products and pricing; development and market acceptance of new and improved products; undetected errors in software; and general economic conditions. For a more detailed discussion of the risks and uncertainties, please refer to our most recent Annual Report on Form 20-F and other periodic reports and registration statements filed with the U.S. Securities and Exchange Commission.

You should not rely on any forward-looking statements in this offer, which are current only as of the date when made. You should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise and we disavow and disclaim any obligation to do so.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related letter of transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

IONA Technologies PLC
October 16, 2002

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                  EXECUTIVE OFFICERS OF IONA TECHNOLOGIES PLC

     The directors and executive officers of IONA Technologies PLC, and their positions and offices, as of October 16, 2002 are set forth in the following table:

NAME                                                POSITION AND OFFICES HELD
----                                        -----------------------------------------
Christopher J. Horn......................   Non-Executive Chairman of the Board of
                                            Directors
Barry S. Morris..........................   Chief Executive Officer and Director
Daniel Demmer............................   Chief Financial Officer
Steven Fisch.............................   Chief Operating Officer
Eric Newcomer............................   Chief Technology Officer
Susan H. Alexander.......................   General Counsel and Secretary
David James..............................   Executive Vice President, Corporate
                                            Development
Robert J. Potter.........................   Executive Vice President, Business
                                            Operations
John Giblin..............................   Senior Vice President, Engineering and
                                            Customer Services
Sean Baker...............................   Chief Corporate Scientist and Director
John Conroy..............................   Director
Ivor Kenny...............................   Director
James Maikrantz..........................   Director
Kevin Melia..............................   Director
Francesco Violante.......................   Director

     The address of each director and executive officer is: c/o IONA Technologies, Inc., 200 West Street, Waltham, Massachusetts 02451, USA.

                             IONA TECHNOLOGIES PLC

     OFFER TO EXCHANGE OUTSTANDING OPTIONS TO PURCHASE ORDINARY SHARES OF IONA TECHNOLOGIES PLC FOR NEW OPTIONS
                             ---------------------

     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, U.S. EASTERN TIME ON NOVEMBER 13, 2002, UNLESS THE OFFER IS EXTENDED BY IONA TECHNOLOGIES PLC.
                             ---------------------

     Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to:

                             IONA Technologies PLC
                   Attention: Philip Pender and Michael Farry
                               The IONA Building
                                Shelbourne Road
                                  Ballsbridge
                                    Dublin 4
                                    Ireland
                         Telephone: 011-353-1-637-2000
                         Facsimile: 011-353-1-637-2842
                             ---------------------

                                October 16, 2002